As filed with the Securities and Exchange Commission on August 12, 2009
Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-4

REGISTRATION STATEMENT UNDER THE
SECURITIES ACT OF 1933

MidAmerican Energy Holdings Company
(Exact name of registrant as specified in its charter)

Iowa	4900	94-2213782
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

666 Grand Avenue, Suite 500
Des Moines, Iowa 50309-2580
(515) 242-4300
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Douglas L. Anderson
General Counsel
MidAmerican Energy Holdings Company
1111 South 103rd Street
Omaha, Nebraska 68124
(402) 231-1642
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:
Peter J. Hanlon, Esq.
Willkie Farr & Gallagher LLP
787 Seventh Avenue
New York, New York 10019
(212) 728-8000

Approximate date of commencement of proposed sale to the public: As soon as practicable following the effective date of this Registration Statement.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(6) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒ (Do not check if a smaller reporting company)	Smaller reporting company ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:
Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)                ☐
Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)          ☐

CALCULATION OF REGISTRATION FEE

		Proposed maximum
Title of each class of	Amount to be	offering price per	Proposed maximum	Amount of
securities to be registered	registered	unit(1)	aggregate offering price(1)	registration fee
3.15% Senior Notes due July 15, 2012	$250,000,000	100%	$250,000,000	$13,950

(1)	Estimated solely for the purpose of calculating the registration fee under Rule 457 of the Securities Act of 1933, as amended.

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION
DATED AUGUST 12, 2009

Prospectus

Offer to Exchange

Up to $250,000,000 in aggregate principal amount of registered
3.15% Senior Notes due July 15, 2012 for
all outstanding unregistered 3.15% Senior Notes due July 15, 2012

•	We are offering to exchange new registered 3.15% Senior Notes due July 15, 2012 for all of our outstanding unregistered 3.15% Senior Notes due July 15, 2012.

•	The exchange offer expires at 5:00 p.m., New York City time, on , 2009, unless extended.

•	The exchange offer is subject to customary conditions that may be waived by us.

•	All initial notes outstanding that are validly tendered and not validly withdrawn prior to the expiration of the exchange offer will be exchanged for the exchange notes.

•	Tenders of initial notes may be withdrawn at any time before 5:00 p.m., New York City time, on the expiration date of the exchange offer.

•	The exchange of initial notes for exchange notes will not be a taxable exchange for U.S. federal income tax purposes.

•	We will not receive any proceeds from the exchange offer.

•	The terms of the exchange notes to be issued are substantially identical to the terms of the initial notes, except that the exchange notes will not have transfer restrictions, and you will not have registration rights.

•	There is no established trading market for the exchange notes, and we do not intend to apply for listing of the exchange notes on any securities exchange or market quotation system.

See “Risk Factors” beginning on page 7 for a discussion of matters you should consider before you participate in the exchange offer.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this Prospectus is     , 2009

Page

SUMMARY	1
RISK FACTORS	7
DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS	24
USE OF PROCEEDS	26
THE EXCHANGE OFFER	27
SELECTED HISTORICAL FINANCIAL AND OPERATING DATA	37
DESCRIPTION OF THE NOTES	39
CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS	54
PLAN OF DISTRIBUTION	55
LEGAL MATTERS	56
EXPERTS	56
WHERE YOU CAN FIND MORE INFORMATION	56
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE	57
EX-4.10
EX-12.1
EX-15.1
EX-23.2
EX-25.1
EX-99.1
EX-99.2
EX-99.3
EX-99.4

In this prospectus, references to “we,” “our” and “us” are to MidAmerican Energy Holdings Company (or MEHC) and, except as the context otherwise requires, its consolidated subsidiaries and, as applicable, its equity investments.

In this prospectus, references to “initial notes” are to the privately placed $250,000,000 aggregate principal amount of 3.15% Senior Notes due 2012, references to “exchange notes” are to the new 3.15% Senior Notes due 2012, which will be registered under the Securities Act of 1933, as amended (or the Securities Act), and references to “notes” are to, collectively, the initial notes and the exchange notes.

In this prospectus, references to “U.S. dollars,” “dollars” and “$” are to the currency of the U.S. and references to “£” are to the currency of Great Britain. References to kW mean kilowatts, MW means megawatts and Bcf means billion cubic feet.

This prospectus incorporates important business and financial information about us that is not included or delivered with this prospectus. We will provide this information to you at no charge upon written or oral request directed to Vice President and Treasurer, MidAmerican Energy Holdings Company, 666 Grand Avenue, Suite 500, Des Moines, Iowa 50309-2580, telephone number (515) 242-4300. In order to ensure timely delivery of the information, any request should be made by          , 2009.

No dealer, salesperson or other individual has been authorized to give any information or to make any representations not contained in this prospectus in connection with the exchange offer. If given or made, such information or representations must not be relied upon as having been authorized by us. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create any implications that there has not been any change in the facts set forth in this prospectus or in our affairs since the date hereof.

Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. The letter of transmittal accompanying this prospectus states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of the exchange notes received in exchange for initial notes where such initial notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed that, for a period of 120 days after the expiration of the exchange offer, we will make this prospectus available to any broker-dealer for use in connection with any such resales. See “Plan of Distribution.”

i

NOTICE TO NEW HAMPSHIRE RESIDENTS

NEITHER THE FACT THAT A REGISTRATION STATEMENT OR AN APPLICATION FOR A LICENSE HAS BEEN FILED UNDER CHAPTER 421-B OF THE NEW HAMPSHIRE REVISED STATUTES WITH THE STATE OF NEW HAMPSHIRE NOR THE FACT THAT A SECURITY IS EFFECTIVELY REGISTERED OR A PERSON IS LICENSED IN THE STATE OF NEW HAMPSHIRE CONSTITUTES A FINDING BY THE SECRETARY OF STATE OF THE STATE OF NEW HAMPSHIRE THAT ANY DOCUMENT FILED UNDER CHAPTER 421-B IS TRUE, COMPLETE AND NOT MISLEADING. NEITHER ANY SUCH FACT NOR THE FACT THAT AN EXEMPTION OR EXCEPTION IS AVAILABLE FOR A SECURITY OR A TRANSACTION MEANS THAT THE SECRETARY OF STATE HAS PASSED IN ANY WAY UPON THE MERITS OR QUALIFICATIONS OF, OR RECOMMENDED OR GIVEN APPROVAL TO, ANY PERSON, SECURITY OR TRANSACTION. IT IS UNLAWFUL TO MAKE, OR CAUSE TO BE MADE, TO ANY PROSPECTIVE PURCHASER, CUSTOMER OR CLIENT ANY REPRESENTATION INCONSISTENT WITH THE PROVISIONS OF THIS PARAGRAPH.

ii

SUMMARY

This section contains a general summary of certain of the information contained in this prospectus. It does not include all of the information that may be important to you. You should read this entire prospectus, including the “Risk Factors” section and the consolidated financial statements and notes to those statements, before making an investment decision.

MIDAMERICAN ENERGY HOLDINGS COMPANY

MidAmerican Energy Holdings Company (or MEHC) is a holding company that owns subsidiaries principally engaged in energy businesses. We are a consolidated subsidiary of Berkshire Hathaway Inc. (or Berkshire Hathaway). The balance of our common stock is owned by a private investor group comprised of Mr. Walter Scott, Jr. (along with family members and related entities), who is a member of our Board of Directors, and Mr. Gregory E. Abel, our President and Chief Executive Officer. As of June 30, 2009, Berkshire Hathaway, Mr. Scott (along with family members and related entities) and Mr. Abel owned 89.5%, 9.7% and 0.8%, respectively, of our voting common stock.

On March 1, 2006, we and Berkshire Hathaway entered into an Equity Commitment Agreement (or the Berkshire Equity Commitment) pursuant to which Berkshire Hathaway has agreed to purchase up to $3.5 billion of our common equity upon any requests authorized from time to time by our Board of Directors. The proceeds of any such equity contribution shall only be used for the purpose of (a) paying when due MEHC’s debt obligations and (b) funding the general corporate purposes and capital requirements of our regulated subsidiaries. Berkshire Hathaway will have up to 180 days to fund any such request in increments of at least $250 million pursuant to one or more drawings authorized by our Board of Directors. The funding of each drawing will be made by means of a cash equity contribution to us in exchange for additional shares of our common stock. The Berkshire Equity Commitment expires on February 28, 2011.

Our operations are organized and managed as eight distinct platforms: PacifiCorp, MidAmerican Funding, LLC (which primarily includes MidAmerican Energy Company (or MidAmerican Energy)), Northern Natural Gas Company (or Northern Natural Gas), Kern River Gas Transmission Company (or Kern River), CE Electric UK Funding Company (which primarily consists of Northern Electric Distribution Limited (or Northern Electric) and Yorkshire Electricity Distribution plc (or Yorkshire Electricity)), CalEnergy Generation-Foreign (which owns a majority interest in the Casecnan project in the Philippines), CalEnergy Generation-Domestic (which owns interests in independent power projects in the U.S.), and HomeServices of America, Inc. (or collectively with its subsidiaries, HomeServices). Refer to Note 14 of our Notes to unaudited interim Consolidated Financial Statements and Note 23 of our Notes to audited Consolidated Financial Statements incorporated by reference into this prospectus for additional segment information regarding our platforms. Through these platforms, we own and operate an electric utility company in the Western U.S., an electric and natural gas utility company in the Midwestern U.S., two interstate natural gas pipeline companies in the U.S., two electricity distribution companies in Great Britain, a diversified portfolio of independent power projects and the second-largest residential real estate brokerage firm in the U.S.

Our energy subsidiaries generate, transmit, store, distribute and supply energy. Approximately 95% of our operating income in 2008 was generated from rate-regulated businesses. As of June 30, 2009, our electric and natural gas utility subsidiaries served approximately 6.2 million electricity customers and end-users and approximately 0.7 million natural gas customers. Our natural gas pipeline subsidiaries operate interstate natural gas transmission systems that transported approximately 9% of the total natural gas consumed in the U.S. in 2008. These pipeline subsidiaries have approximately 17,000 miles of pipeline in operation and a design capacity of 7.0 Bcf of natural gas per day. As of June 30, 2009, we had interests in approximately 18,000 net owned MW of power generation facilities in operation and under construction, including approximately 17,000 net owned MW in facilities that are part of the regulated asset base of our electric utility businesses and approximately 1,000 net owned MW in non-utility power generation facilities. The majority of our non-utility power generation facilities have long-term contracts for the sale of energy or capacity from the facilities.

Our principal executive offices are located at 666 Grand Avenue, Suite 500, Des Moines, Iowa 50309-2580, and our telephone number is (515) 242-4300.

THE EXCHANGE OFFER

On July 7, 2009, we privately placed $250,000,000 aggregate principal amount of 3.15% Senior Notes due 2012, which we refer to as the initial notes, in a transaction exempt from registration under the Securities Act. In connection with the private placement, we entered into a registration rights agreement, dated as of July 7, 2009, with the initial purchasers of the initial notes. In the registration rights agreement, we agreed to offer our new 3.15% Senior Notes due 2012, which will be registered under the Securities Act, and which we refer to as the exchange notes, in exchange for the initial notes. The exchange offer described in this prospectus is intended to satisfy our obligations under the registration rights agreement. We also agreed to deliver this prospectus to the holders of the initial notes. In this prospectus, we refer to the initial notes and the exchange notes collectively as the notes. You should read the discussion under the headings “Summary — Terms of the Notes” and “Description of the Notes” for information regarding the notes.

The Exchange Offer	This is an offer to exchange $1,000 in principal amount of the exchange notes for each $1,000 in principal amount of the initial notes. The exchange notes are substantially identical to the initial notes, except that the exchange notes will generally be freely transferable. We believe that you can transfer the exchange notes without complying with the registration and prospectus delivery provisions of the Securities Act if you:

• acquire the exchange notes in the ordinary course of your business;

• are not, and do not intend to become, engaged in a distribution of the exchange notes;

• are not an “affiliate” (within the meaning of the Securities Act) of ours;

• are not a broker-dealer (within the meaning of the Securities Act) that acquired the initial notes from us or our affiliates; and

• are not a broker-dealer (within the meaning of the Securities Act) that acquired the initial notes in a transaction as part of its market-making or other trading activities.

If any of these conditions are not satisfied and you transfer any exchange notes without delivering a proper prospectus or without qualifying for a registration exemption, you may incur liability under the Securities Act. See “The Exchange Offer — Terms of the Exchange.”

Registration Rights Agreement	We have agreed to file an exchange offer registration statement or, under certain circumstances, a shelf registration statement pursuant to a registration rights agreement with respect to the notes.

If we fail to comply with certain of our obligations under the registration rights agreement, we will pay additional interest in cash on the notes as described in “The Exchange Offer.”

Minimum Condition	The exchange offer is not conditioned on any minimum aggregate principal amount of initial notes being tendered for exchange.

Expiration Date	The exchange offer will expire at 5:00 p.m., New York City time, on , 2009, unless we extend it.

Exchange Date	The initial notes will be accepted for exchange at the time when all conditions of the exchange offer are satisfied or waived. The exchange notes will be delivered promptly after we accept the initial notes.

Conditions to the Exchange	Our obligation to complete the exchange offer is subject to certain conditions. See “The Exchange Offer — Conditions to the Exchange Offer.” We reserve the right to terminate or amend the exchange offer at any time prior to its expiration on the expiration date.

Withdrawal Rights	You may withdraw the tender of your initial notes at any time before the expiration of the exchange offer on the expiration date. Any initial notes not accepted for any reason will be returned to you without expense as promptly as practicable after the expiration or termination of the exchange offer.

Procedures for Tendering Initial Notes	See “The Exchange Offer — How to Tender.”

U.S. Federal Income Tax Consequences	The exchange of the initial notes for the exchange notes will not be a taxable exchange for U.S. federal income tax purposes, and holders will not recognize any taxable gain or loss as a result of such exchange.

Effect on Holders of Initial Notes	If the exchange offer is completed on the terms and within the period contemplated by this prospectus, holders of the initial notes will have no further registration or other rights under the registration rights agreement, except under limited circumstances. See “The Exchange Offer — Other.”

Holders of initial notes who do not tender their initial notes will continue to hold those initial notes. All untendered, and tendered but unaccepted, initial notes will continue to be subject to the transfer restrictions provided for in the initial notes and the indenture under which the initial notes have been issued. To the extent that the initial notes are tendered and accepted in the exchange offer, the trading market, if any, for the initial notes could be adversely affected. See “Risk Factors — Other Risks Associated with the Notes.” You may not be able to sell your initial notes if you do not exchange them for registered exchange notes in the exchange offer. Your ability to sell your initial notes may be significantly more limited and the price at which you may be able to sell your initial notes may be significantly lower if you do not exchange them for registered exchange notes in the exchange offer. See “The Exchange Offer — Other.”

Use of Proceeds	We will not receive any proceeds from the issuance of exchange notes in the exchange offer.

Exchange Agent	The Bank of New York Mellon Trust Company, N.A., is serving as the exchange agent in connection with the exchange offer.

TERMS OF THE NOTES

General	$250,000,000 aggregate principal amount of 3.15% Senior Notes due 2012. The initial notes were, and the exchange notes will be, issued under an eighth supplement to the indenture, dated as of October 4, 2002, as amended to date, between us and The Bank of New York Mellon Trust Company, N.A., as trustee. On October 4, 2002, we issued $200,000,000 of our 4.625% Senior Notes due 2007 (which we refer to as the series A notes) and $500,000,000 of our 5.875% Senior Notes due 2012 (which we refer to as the series B notes); on May 16, 2003, we issued $450,000,000 of our 3.50% Senior Notes due 2008 (which we refer to as the series C notes); on February 12, 2004, we issued $250,000,000 of our 5.00% Senior Notes due 2014 (which we refer to as the series D notes); on March 24, 2006, we issued $1,700,000,000 of our 6.125% Senior Bonds due 2036 (which we refer to as the series E bonds); on May 11, 2007, we issued $550,000,000 of our 5.95% Senior Bonds due 2037 (which we refer to as the series F bonds); on August 28, 2007, we issued $1,000,000,000 of our 6.50% Senior Bonds due 2037 (which we refer to as the series G bonds), and on March 28, 2008, we issued $650,000,000 of our Senior Notes due 2018 (which we refer to as the series H notes), in each case pursuant to the indenture. The series A notes and the series C notes have been repaid in full. Unless otherwise indicated, references to the securities in this prospectus include the series B notes, the series D notes, the series E bonds, the series F bonds, the series G bonds, the series H notes and the notes (and any other series of notes, bonds or other securities hereafter issued under a supplemental indenture or otherwise pursuant to the indenture).

Maturity Date	July 15, 2012.

Interest Payment Dates	January 15 and July 15, commencing January 15, 2010.

Optional Redemption	We may redeem the notes, at our option, in whole or in part, at any time, at a redemption price equal to the greater of:

(1) 100% of the principal amount of the notes to be redeemed; or

(2) the sum of the present values of the remaining scheduled payments of principal of and interest on the notes to be redeemed discounted to the date of redemption on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at a discount rate equal to the yield on equivalent Treasury securities plus 30 basis points;

plus, for (1) or (2) above, whichever is applicable, accrued and unpaid interest, if any, on such notes to the date of redemption. See “Description of the Notes — Optional Redemption.”

Sinking Fund	The notes will not be subject to a mandatory sinking fund.

Ranking	The notes will be our general, unsecured senior obligations and will rank pari passu in right of payment with all our other existing and future senior unsecured obligations (including the series B notes, the series D notes, the series E bonds, the series F bonds, the series G bonds and the series H notes) and senior in right of payment to all our existing and future subordinated obligations. The notes will be effectively subordinated to all our existing and future secured obligations and to all existing and future obligations of our subsidiaries.

Change of Control	Upon the occurrence of a Change of Control, each holder of the notes will have the right, at the holder’s option, to require us to repurchase all or any part of the holder’s notes at a purchase price in cash equal to 101% of the principal thereof, plus accrued and unpaid interest, if any, to the date of such purchase in accordance with the procedures set forth in the indenture. See “Description of the Notes — Covenants — Purchase of Securities Upon a Change of Control.”

Covenants	The indenture contains covenants that, among other things, restrict our ability to grant liens on our assets and our ability to merge, consolidate or transfer or lease all or substantially all of our assets. See “Description of the Notes — Covenants.”

Events of Default	Events of default with respect to the securities of any series, including the notes, are defined in the indenture as being any one of the following events:

(1) default as to the payment of principal of, or premium, if any, on any security of that series or as to any payment required in connection with a Change of Control;

(2) default as to the payment of interest on any security of that series for 30 days after payment is due;

(3) failure to make a Change of Control Offer required under the covenants described under “Description of the Notes — Covenants — Purchase of Securities Upon a Change of Control” or a failure to purchase the securities of that series tendered in respect of such Change of Control Offer;

(4) our failure to perform, or breach by us of, any covenant, agreement or warranty contained in the indenture or the securities of that series, which failure continues for 30 days after written notice thereof is provided to us pursuant to the indenture and the trustee by the holders of at least a majority in aggregate principal amount outstanding of the securities of that series, as provided in the indenture;

(5) default by us or any significant subsidiary (as defined later in this prospectus) on any other debt (other than debt that is non-recourse to us) if either (x) such default results from failure to pay principal of such debt in excess of $100 million when due after any applicable grace period or (y) as a result of such default, the maturity of such debt has been accelerated prior to its scheduled maturity and such default has not been cured within the applicable grace period, and such acceleration has not been rescinded, and the principal amount of such debt, together with the principal amount of any other of our debt and that of our significant subsidiaries (not including debt that is non-recourse to us) that is in default as to principal, or the maturity of which has been accelerated, aggregates $100 million or more;

(6) the entry by a court of one or more judgments against us or any of our significant subsidiaries (other than a judgment that is non-recourse to us) requiring payment by us in an aggregate amount in excess of $100 million (excluding (i) the amount thereof covered by insurance or by a bond written by a person other than one of our affiliates (other than, in respect of the series D notes, the series E, F or G bonds, the series H notes and the notes, Berkshire Hathaway or any of its affiliates that provide commercial insurance in the ordinary course of their business) and (ii) judgments that are non-recourse to us), which judgments or orders have not been vacated, discharged, satisfied or stayed pending appeal within 60 days from entry; or

(7) certain events involving bankruptcy, insolvency or reorganization with respect to us or any of our significant subsidiaries.

See “Description of the Notes — Definitions” and ‘‘— Events of Default.”

Ratings	The notes have been assigned ratings of Baa1 by Moody’s, BBB+ by S&P and BBB+ by Fitch. However, these ratings are subject to change at any time.

Denomination and Form	The initial notes were, and the exchange notes will be, issued in denominations of $2,000 and any integral multiple of $1,000. The initial notes were, and the exchange notes will be, represented by one or more global securities registered in the name of The Depository Trust Company, or DTC, or its nominee. Beneficial interests in the global securities representing the initial notes are, and beneficial interests in the global securities representing the exchange notes will be, shown on, and transfers of the beneficial interests in the global securities representing the initial notes are, and transfers of the beneficial interests in the global securities representing the exchange notes will be, effected only through records maintained by DTC and its participants. Except as described later in this prospectus, the notes will not be issued in certificated form. See “Description of the Notes — Global Notes; Book-Entry System.”

Trustee	The Bank of New York Mellon Trust Company, N.A. is the trustee for the holders of the notes.

Governing Law	The notes, the indenture and the other documents for the offering of the notes are governed by the laws of the State of New York.

Risk Factors

This investment involves risks. Before you invest in the notes, you should carefully consider the matters set forth under the heading “Risk Factors” on the next page and all other information in this prospectus.

RISK FACTORS

An investment in the notes is subject to numerous risks, including, but not limited to, those set forth below. In addition to the information contained elsewhere in this prospectus and the documents incorporated by reference herein, you should carefully consider the following risk factors when evaluating an investment in the notes. The risks and uncertainties described below are not the only ones we face. Additional risks and uncertainties not presently known or that are currently deemed immaterial may also impair our business operations and our ability to service the notes.

Our Corporate and Financial Structure Risks

We are a holding company and depend on distributions from subsidiaries, including joint ventures, to meet our obligations.

We are a holding company with no material assets other than the stock of our subsidiaries and joint ventures, collectively referred to as our subsidiaries. Accordingly, cash flows and the ability to meet our obligations, including payment of principal, interest and any premium payments on the notes, are largely dependent upon the earnings of our subsidiaries and the payment of such earnings to us in the form of dividends, loans, advances or other distributions. Our subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay amounts due pursuant to the notes or to make funds available, whether by dividends, loans or other payments, for payment of the notes, and do not guarantee the payment of the notes. Distributions from subsidiaries may also be limited by:

•	their respective earnings, capital requirements, and required debt and preferred stock payments;

•	the satisfaction of certain terms contained in financing, ring-fencing or organizational documents; and

•	regulatory restrictions which limit the ability of our regulated utility subsidiaries to distribute profits.

We are substantially leveraged, the terms of the notes and our existing senior and subordinated indebtedness do not restrict the incurrence of additional indebtedness by us or our subsidiaries, and the notes will be structurally subordinated to the indebtedness of our subsidiaries, each of which could adversely affect our financial results and our ability to service the notes.

A significant portion of our capital structure is debt and we expect to incur additional indebtedness in the future to fund acquisitions, capital investments or the development and construction of new or expanded facilities. As of June 30, 2009, we had the following outstanding obligations:

•	senior indebtedness of $5.121 billion, which does not include the $250 million notes;

•	subordinated indebtedness of $756 million, consisting of $236 million of trust preferred securities held by third parties and $520 million held by Berkshire Hathaway and its affiliates; and

•	guarantees and letters of credit in respect of subsidiary and equity investment indebtedness aggregating $91 million.

Our consolidated subsidiaries also have significant amounts of outstanding indebtedness, which totaled $14.037 billion as of June 30, 2009. These amounts exclude (i) trade debt, (ii) preferred stock obligations, (iii) letters of credit in respect of subsidiary indebtedness, and (iv) our share of the outstanding indebtedness of our own or our subsidiaries’ equity investments.

Given our substantial leverage, we may not generate sufficient cash to service our debt, including the notes, which could limit our ability to finance future acquisitions, develop and construct additional projects, or operate successfully under adverse conditions, including those brought on by declining national and global economies and unfavorable financial markets, such as those experienced in the U.S. in 2008 and 2009. Our leverage could also impair our credit quality or the credit quality of our subsidiaries, making it more difficult to finance operations or issue future indebtedness on favorable terms, and could result in a downgrade in debt ratings, including those of the notes, by credit rating agencies.

The terms of the notes and our other debt do not limit our ability or the ability of our subsidiaries to incur additional debt or issue preferred stock. Accordingly, we or our subsidiaries could enter into acquisitions, new financings, refinancings, recapitalizations or other highly leveraged transactions that could significantly increase our or our subsidiaries’ total amount of outstanding debt. The interest payments needed to service this increased level of indebtedness could adversely affect our financial results and our ability to service the notes. Further, if an event of default accelerates a repayment obligation and such acceleration results in an event of default under some or all of our other indebtedness, or the indenture for the notes, we may not have sufficient funds to repay all of the accelerated indebtedness and the notes simultaneously, and the other risks described under “— Our Corporate and Financial Structure Risks” may be magnified as well.

Because we are a holding company, the claims of our senior and subordinated debt holders are structurally subordinated with respect to the assets and earnings of our subsidiaries. Therefore, your rights and the rights of our other creditors to participate in the assets of any subsidiary in the event of a liquidation or reorganization are subject to the prior claims of the subsidiary’s creditors and preferred shareholders. In addition, a significant amount of the stock or assets of our operating subsidiaries is directly or indirectly pledged to secure their financings and, therefore, may be unavailable as potential sources of repayment of the notes.

A downgrade in our credit ratings or the credit ratings of our subsidiaries could negatively affect our or our subsidiaries’ access to capital, increase the cost of borrowing or raise energy transaction credit support requirements.

Our senior unsecured long-term debt is rated investment grade, and the notes are rated investment grade, by various rating agencies. We cannot assure that our senior unsecured long-term debt will continue to be rated investment grade in the future. Although none of our outstanding debt has rating-downgrade triggers that would accelerate a repayment obligation, a credit rating downgrade would increase our borrowing costs and commitment fees on the revolving credit agreements, perhaps significantly. In addition, we would likely be required to pay a higher interest rate in future financings, and the potential pool of investors and funding sources would likely decrease. Further, access to the commercial paper market, the principal source of short-term borrowings, could be significantly limited, resulting in higher interest costs.

Similarly, any downgrade or other event negatively affecting the credit ratings of our subsidiaries could make their costs of borrowing higher or access to funding sources more limited, which in turn could cause us to provide liquidity in the form of capital contributions or loans to such subsidiaries, thus reducing our and our subsidiaries’ liquidity and borrowing capacity.

Most of our large customers, suppliers and counterparties require sufficient creditworthiness in order to enter into transactions, particularly in the wholesale energy markets. If our credit ratings or the credit ratings of our subsidiaries were to decline, especially below investment grade, operating costs would likely increase because certain counterparties may require a letter of credit, collateral in the form of cash-related instruments or some other security as a condition to further transactions with us or our subsidiaries.

Our majority shareholder, Berkshire Hathaway, could exercise control over us in a manner that would benefit Berkshire Hathaway to the detriment of our creditors.

Berkshire Hathaway is our majority owner and has control over all decisions requiring shareholder approval, including the election of our directors. In circumstances involving a conflict of interest between Berkshire Hathaway and our creditors, Berkshire Hathaway could exercise its control in a manner that would benefit Berkshire Hathaway to the detriment of our creditors.

Our Business Risks

Much of our growth has been achieved through acquisitions, and additional acquisitions may not be successful.

Much of our growth has been achieved through acquisitions. Future acquisitions may range from buying individual assets to the purchase of entire businesses. We will continue to investigate and pursue opportunities for future acquisitions that we believe may increase shareholder value and expand or complement existing businesses. We may participate in bidding or other negotiations at any time for such acquisition opportunities which may or may not be successful. Any transaction that does take place may involve consideration in the form of cash or debt or equity securities.

Completion of any acquisition entails numerous risks, including, among others, the:

•	failure to complete the transaction for various reasons, such as the inability to obtain the required regulatory approvals, materially adverse developments in the potential acquiree’s business or financial condition or successful intervening offers by third parties;

•	failure of the combined business to realize the expected benefits or to meet regulatory commitments; and

•	need for substantial additional capital and financial investments.

An acquisition could cause an interruption of, or loss of momentum in, the activities of one or more of our businesses. The diversion of management’s attention and any delays or difficulties encountered in connection with the approval and integration of the acquired operations could adversely affect our combined businesses and financial results, our ability to service the notes and could impair our ability to realize the anticipated benefits of the acquisition.

We cannot assure you that future acquisitions, if any, or any related integration efforts will be successful, or that our ability to repay our notes will not be adversely affected by any future acquisitions.

Our regulated businesses are subject to extensive regulations and legislation that affect their operations and costs and may affect our ability to service the notes. These regulations and laws are complex, dynamic and subject to change.

Our businesses are subject to numerous regulations and laws enforced by regulatory agencies. In the U.S., these regulatory agencies include, among others, the Federal Energy Regulatory Commission (or the FERC), the Environmental Protection Agency (or the EPA), the Nuclear Regulatory Commission (or the NRC) and the U.S. Department of Transportation (or the DOT). In addition, our domestic utility subsidiaries are subject to state utility regulation in each state in which they operate. In the U.K., these regulatory agencies include, among others, the Gas and Electricity Markets Authority (or GEMA), which discharges certain of its powers through its staff within the Office of Gas and Electricity Markets (or Ofgem).

Regulations affect almost every aspect of our business and limit our ability to independently make and implement management decisions regarding, among other items, business combinations, constructing, acquiring or disposing of operating assets, setting rates charged to customers, establishing capital structures and issuing debt or equity securities, engaging in transactions between our domestic utilities and other subsidiaries and affiliates, and paying dividends. Regulations are subject to ongoing policy initiatives and we cannot predict the future course of changes in regulatory laws, regulations and orders, or the ultimate effect that regulatory changes may have on us. However, such changes could adversely affect our financial results and our ability to service the notes. For example, such changes could result in, but are not limited to, increased retail competition within our subsidiaries’ service territories, new environmental requirements, including the implementation of renewable portfolio standards and greenhouse gas emission reduction goals, the implementation of energy efficiency mandates, the acquisition by a municipality of our subsidiaries’ distribution facilities (by a vote in favor of a Public Utility District under Oregon law or by condemnation, negotiation or legislation under state law), or a negative impact on our subsidiaries’ current transportation and cost recovery arrangements, including income tax recovery.

Federal and state energy regulation changes are emerging as one of the more challenging aspects of managing utility operations. New and expanded regulations imposed by policy makers, court systems, and industry restructuring have imposed changes on the industry. The following are examples of changes to our regulatory environment that have impacted us:

•	Energy Policy Act of 2005 — In the U.S., the Energy Policy Act of 2005 (or the Energy Policy Act), impacts many segments of the energy industry. The U.S. Congress granted the FERC additional authority in the Energy Policy Act which expanded its role from a regulatory body to an enforcement agency. To implement the law, the FERC adopted new regulations and issued regulatory decisions addressing electric system reliability, electric transmission planning, operation, expansion and pricing, regulation of utility holding companies, market transparency for natural gas marketing and transportation, and enforcement authority, including the ability to assess civil penalties of up to $1 million per day per violation for non-compliance with regulations in either the electric or natural gas areas of the FERC’s jurisdiction. The FERC has essentially completed its implementation of the Energy Policy Act, and the emphasis of its recent decisions is on reporting and compliance. In that regard, the FERC has vigorously exercised its enforcement authority by imposing significant civil penalties for violations of its rules and regulations. In addition, as a result of past events affecting electric reliability, the Energy Policy Act requires federal agencies, working together with non-governmental organizations charged with electric reliability responsibilities, to adopt and implement measures designed to ensure the reliability of electric transmission and distribution systems. Since the adoption of the Energy Policy Act, the FERC has approved numerous electric reliability, cyber security and critical infrastructure protection standards developed by the North American Electric Reliability Corporation. A transmission owner’s reliability compliance issues with these and future standards could result in financial penalties. In FERC Order No. 693, the FERC implemented its authority to impose penalties of up to $1 million per day per violation for failure to comply with electric reliability standards. The adoption of these and future electric reliability standards has imposed more comprehensive and stringent requirements on us and our public utility subsidiaries, which has increased compliance costs. It is possible that the cost of complying with these and any additional standards adopted in the future could adversely affect our financial results and our ability to service the notes.

•	FERC Orders — The FERC has issued a series of orders to encourage competition in natural gas markets, the expansion of existing pipelines and the construction of new pipelines and to foster greater competition in wholesale power markets by reducing barriers to entry in the provision of transmission service. As a result of FERC Order Nos. 636 and 637, in the natural gas markets, local distribution companies and end-use customers have additional choices in this more competitive environment and may be able to obtain service from more than one pipeline to fulfill their natural gas delivery requirements. Any new pipelines that are constructed could compete with our pipeline subsidiaries to service customer needs. Increased competition could reduce the volumes of gas transported by our pipeline subsidiaries or, in the absence of long-term fixed rate contracts, could force our pipeline subsidiaries to lower their rates to remain competitive. This could adversely affect our pipeline subsidiaries’ financial results. In FERC Order Nos. 888, 889, 890, 890-A and 890-B, the FERC required electric utilities to adopt a pro forma Open Access Transmission Tariff (or OATT), by which transmission service would be provided on a just, reasonable and not unduly discriminatory or preferential basis. The rules adopted by these orders promote transparency and consistency in the administration of the OATT, increase the ability of customers to access new generating resources and promote efficient utilization of transmission by requiring an open, transparent and coordinated transmission planning process. Together with the increased reliability standards required of transmission providers, the costs of operating the transmission system and providing transmission service have increased and, to the extent such increased costs are not recovered in rates charged to customers, they could adversely affect our financial results and our ability to service the notes.

•	Hydroelectric Relicensing — Currently, the Klamath hydroelectric system, whose operating license has expired and that is operating on annual licenses, is engaged in the FERC relicensing process. Through negotiations with relicensing stakeholders, disposition of the relicensing process and a path toward dam transfer and removal by a third party may occur as an alternative to relicensing. Hydroelectric relicensing is a political and public regulatory process involving sensitive resource issues and uncertainties. We cannot predict with certainty the requirements (financial, operational or otherwise) that may be imposed by relicensing, the economic impact of those requirements, and whether new licenses will ultimately be issued or whether PacifiCorp will be willing to meet the relicensing requirements to continue operating its hydroelectric generating facilities. Loss of hydroelectric resources or additional commitments arising from relicensing could adversely affect our financial results and our ability to service the notes.

In addition to the foregoing examples, the Obama Administration has stated that many aspects of energy and the environment, including renewable resources and climate change, will be a key component of its policy agenda. In this regard, in June 2009, the U.S. House of Representatives passed the American Clean Energy and Security Act of 2009 (or Waxman-Markey bill), introduced by Representatives Henry Waxman and Edward Markey. In addition to a federal renewable portfolio standard, which would require utilities to obtain a portion of their energy from certain qualifying renewable sources, and energy efficiency measures, the bill requires a reduction in greenhouse gas emissions beginning in 2012, with emission reduction targets of 3% below 2005 levels by 2012; 17% below 2005 levels by 2020; 42% below 2005 levels by 2030; and 83% below 2005 levels by 2050 under a “cap and trade” program. Similar bills seeking to create “cap and trade” systems for greenhouse gas emissions have also been introduced in the U.S. Senate. If the Waxman-Markey bill or some other federal comprehensive climate change bill were to pass both Houses of Congress and be signed into law by the President, the impact on our financial performance and our ability to service the notes could be material and would depend on a number of factors, including the required timing and level of greenhouse gas reductions, the price and availability of offsets and allowances used for compliance and our ability to receive revenue from customers for increased costs. The new law would likely result in increased operating costs and expenses, additional capital expenditures and asset retirements and may negatively impact demand for electricity. To the extent that our regulated subsidiaries are not allowed by their regulators to recover or cannot otherwise recover the costs to comply with climate change requirements, these requirements could have a material adverse impact on our consolidated financial results and our ability to service the notes. Additionally, even if such costs are recoverable in rates, if they are substantial and result in rates increasing to levels that substantially reduce customer demand, this could have a material adverse impact on our consolidated financial results and our ability to service the notes.

Our subsidiaries are subject to numerous environmental, health, safety and other laws, regulations and other requirements that could adversely affect our financial results and our ability to service the notes.

Operational Standards

Our subsidiaries are subject to numerous environmental, health, safety and other laws, regulations and requirements affecting many aspects of their present and future operations, including, among others:

•	the EPA’s Clean Air Interstate Rule (or CAIR), which established cap-and-trade programs to reduce sulfur dioxide (or SO2) and nitrous oxide (or NOx) emissions starting in 2009 to address alleged contributions to downwind non-attainment with the revised National Ambient Air Quality Standards;

•	the implementation of federal and state renewable portfolio standards;

•	other laws or regulations that establish or could establish standards for greenhouse gas emissions, water quality, wastewater discharges, solid waste and hazardous waste;

•	the DOT regulations, effective in 2004, that establish mandatory inspections for all natural gas transmission pipelines in high-consequence areas within 10 years. These regulations require pipeline operators to implement integrity management programs, including more frequent inspections, and other safety protections in areas where the consequences of potential pipeline accidents pose the greatest risk to life and property; and

•	the provisions of the Mine Improvement and New Emergency Response Act of 2006 to improve underground coal mine safety and emergency preparedness.

These and related laws, regulations and orders generally require our subsidiaries to obtain and comply with a wide variety of environmental licenses, permits, inspections and other approvals.

Compliance with environmental, health, safety and other laws, regulations and other requirements can require significant capital and operating expenditures, including expenditures for new equipment, inspection, cleanup costs, damages arising out of contaminated properties, and fines, penalties and injunctive measures affecting operating assets for failure to comply with environmental regulations. Compliance activities pursuant to regulations could be prohibitively expensive. As a result, some facilities may be required to shut down or alter their operations. Further, our subsidiaries may not be able to obtain or maintain all required environmental regulatory approvals for their operating assets or development projects. Delays in or active opposition by third parties to obtaining any required environmental or regulatory permits, failure to comply with the terms and conditions of the permits or increased regulatory or environmental requirements may increase costs or prevent or delay our subsidiaries from operating their facilities, developing new facilities, expanding existing facilities or favorably locating new facilities. If our subsidiaries fail to comply with all applicable environmental requirements, they may be subject to penalties and fines or other sanctions. The costs of complying with current or new environmental, health, safety and other laws, regulations and other requirements could adversely affect our financial results and our ability to service the notes. Not being able to operate existing facilities or develop new electric generating facilities to meet customer energy needs could require our subsidiaries to increase their purchases of power from the wholesale markets which could increase market and price risks and adversely affect our financial results and our ability to service the notes.

Proposals for voluntary initiatives and mandatory controls are being discussed both in the U.S. and worldwide to reduce so-called “greenhouse gases” such as carbon dioxide (a by-product of burning fossil fuels), methane (the primary component of natural gas) and methane leaks from pipelines. These actions could result in increased costs to (i) operate and maintain our facilities, (ii) install new emission controls on our facilities and (iii) administer and manage compliance with any greenhouse gas emissions program, such as through the purchase of emission credits as may be required. These actions could also increase the demand for natural gas, causing increased natural gas prices, thereby adversely affecting our operations and our ability to service the notes. See “— Our regulated businesses are subject to extensive regulations and legislation that affect their operations and costs and may affect our ability to service the notes. These regulations and laws are complex, dynamic and subject to change,” above for more detail on U.S. efforts and a discussion of the Waxman-Markey bill.

Site Clean-up and Contamination

Environmental, health, safety and other laws, regulations and requirements also impose obligations to remediate contaminated properties or to pay for the cost of such remediation, often by parties that did not actually cause the contamination. Our subsidiaries are generally responsible for on-site liabilities, and in some cases off-site liabilities, associated with the environmental condition of their assets, including power generating facilities and electric and natural gas transmission and distribution assets that our subsidiaries have acquired or developed, regardless of when the liabilities arose and whether they are known or unknown. In connection with acquisitions, we or our subsidiaries may obtain or require indemnification against some environmental liabilities. If our subsidiaries incur a material liability, or the other party to a transaction fails to meet its indemnification obligations, our subsidiaries could suffer material losses. Our subsidiaries have established reserves to recognize their estimated obligations for known remediation liabilities, but such estimates may change materially over time. PacifiCorp is required to fund its portion of the costs of mine reclamation at its coal mining operations, which include principally site restoration. Also, MidAmerican Energy is required to fund its portion of the costs of decommissioning the Quad Cities nuclear generation station (or Quad Cities Station) when it is retired from service, which may include site remediation or decontamination. In addition, future events, such as changes in existing laws or policies or their enforcement, or the discovery of currently unknown contamination, may give rise to additional remediation liabilities that may be material.

Recovery of costs by our regulated subsidiaries is subject to regulatory review and approval, and the inability to recover costs may adversely affect their financial results and our ability to service the notes.

Public Utility Subsidiaries — State Rate Proceedings

Two of our regulated subsidiaries, PacifiCorp and MidAmerican Energy, establish rates for their regulated retail service through state regulatory proceedings. These proceedings typically involve multiple parties, including government bodies and officials, consumer advocacy groups and various consumers of energy, who have differing concerns, but who generally have the common objective of limiting rate increases. Decisions are subject to appeal, potentially leading to additional uncertainty associated with the approval proceedings.

Each state sets retail rates based in part upon the state utility commission’s acceptance of an allocated share of total utility costs. When states adopt different methods to calculate interjurisdictional cost allocations, some costs may not be incorporated into rates of any state. Rate making is also generally done on the basis of estimates of normalized costs, so if a given year’s realized costs are higher than normalized costs, rates will not be sufficient to cover those costs. Each state utility commission generally sets rates based on a test year established in accordance with that commission’s policies. Certain states use a future test year or allow for escalation of historical costs while other states use a historical test year. Use of a historical test year may cause regulatory lag which results in our utilities incurring costs, including significant new investments, for which recovery through rates is delayed. State regulatory commissions also decide the allowed rate of return we will be given an opportunity to earn on our equity investment. They also decide the allowed levels of expense and investment that they deem are just and reasonable in providing service. The state regulatory commissions may disallow recovery in rates for any costs that do not meet such standard.

In Iowa, MidAmerican Energy has agreed not to seek a general increase in electric base rates to become effective prior to January 1, 2014 unless its Iowa jurisdictional electric return on equity for any year falls below 10%. MidAmerican Energy expects to continue to make significant capital expenditures to maintain and improve the reliability of its generation, transmission and distribution facilities to reduce emissions and to support new business and customer growth. As a result, MidAmerican Energy’s financial results may be adversely affected if it is not able to deliver electricity in a cost-efficient manner and is unable to offset inflation and the cost of infrastructure investments with costs savings or additional sales.

In certain states, PacifiCorp and MidAmerican Energy are not permitted to pass through energy cost increases in their electric rates without a general rate case. Any significant increase in fuel costs for electricity generation or purchased power costs could have a negative impact on PacifiCorp or MidAmerican Energy, despite efforts to minimize this impact through future general rate cases or the use of hedging instruments. Any of these consequences could adversely affect our financial results and our ability to service the notes.

While rate regulation is premised on providing a fair opportunity to obtain a reasonable rate of return on invested capital, the state regulatory commissions do not guarantee that we will be able to realize a reasonable rate of return.

Public Utility Subsidiaries — FERC Jurisdiction

The FERC establishes cost-based tariffs under which both PacifiCorp and MidAmerican Energy provide transmission services to wholesale markets and retail markets in states that allow retail competition. The FERC also has responsibility for approving both cost- and market-based rates under which both these companies sell electricity at wholesale and has licensing authority over most of PacifiCorp’s hydroelectric generating facilities. The FERC may impose price limitations, bidding rules and other mechanisms to address some of the volatility of these markets or may (pursuant to pending or future proceedings) revoke or restrict the ability of our public utility subsidiaries to sell electricity at market-based rates, which could adversely affect our financial results and our ability to service the notes. As MidAmerican Energy integrates into the Midwest Independent Transmission System Operator (or Midwest ISO), it also becomes subject to Midwest ISO-directed modifications of market rules which are subject to FERC approval and operational procedures. The

FERC may also impose substantial civil penalties for any non-compliance with the Federal Power Act and the FERC’s rules and orders.

Interstate Pipelines

The FERC also has jurisdiction over the construction and operation of pipelines and related facilities used in the transportation, storage and sale of natural gas in interstate commerce, including the modification or abandonment of such facilities and rates, charges and terms and conditions of service for the transportation of natural gas in interstate commerce. The FERC was granted expanded market transparency authority under § 23 of the Natural Gas Act (or the NGA), a section added to the NGA by the Energy Policy Act of 2005. The FERC has adopted additional reporting and internet posting requirements for natural gas pipelines and buyers and sellers of natural gas, including revisions to the FERC Form No. 2 and the adoption of FERC Form 552, an annual report of aggregate volumes of gas sales and purchases at wholesale. The FERC has closed an inquiry into the methodology for rate recovery by natural gas pipelines of fuel and lost and unaccounted-for gas costs, and while not taking any action, the FERC expressed its support for an amendment to the NGA that would provide it with the authority to order refunds in connection with its review of interstate pipeline transportation rates.

Rates established for our U.S. interstate natural gas transmission and storage operations at Northern Natural Gas and Kern River are subject to the FERC’s regulatory authority. The rates the FERC authorizes these companies to charge their customers may not be sufficient to cover the costs incurred to provide services in any given period. These pipelines, from time to time, have in effect rate settlements approved by the FERC which prevent them or third parties from modifying rates, except for allowed adjustments, for certain periods. These settlements do not preclude the FERC from initiating a separate proceeding under the Natural Gas Act to modify the rates. It is not possible to determine at this time whether any such actions would be instituted or what the outcome would be, but such proceedings could result in rate adjustments.

U.K. Electricity Distribution

Northern Electric and Yorkshire Electricity, as distribution network operators (or DNOs), and holders of electricity distribution licenses, are subject to regulation by GEMA. Most of the revenue of a DNO is controlled by a distribution price control formula set out in the electricity distribution license. The price control formula does not directly constrain profits from year to year, but is a control on revenue that operates independently of most of the DNO’s costs. It has been the practice of Ofgem to review and reset the formula at five-year intervals, although the formula has been, and may be, reviewed at other times at the discretion of Ofgem. The current five-year cost control period became effective on April 1, 2005. A resetting of the formula requires the consent of the DNO; however, license modifications may be unilaterally imposed by Ofgem without such consent following review by the British competition commission. GEMA is able to impose financial penalties on DNOs that contravene any of their electricity distribution license duties or certain of their duties under British law, or fail to achieve satisfactory performance of individual standards prescribed by GEMA. Any penalty imposed must be reasonable and may not exceed 10% of the DNO’s revenue. During the term of the price control, additional costs have a direct impact on the financial results of Northern Electric and Yorkshire Electricity and could adversely affect our ability to service the notes.

Through subsidiaries and joint ventures, we are actively pursuing, developing and constructing new or expanded facilities, the completion and expected cost of which is subject to significant risk, and our subsidiaries and joint ventures have significant funding needs related to their planned capital expenditures.

Through subsidiaries and joint ventures, we are continuing to develop and construct new or expanded facilities. We expect that these subsidiaries and joint ventures will incur substantial annual capital expenditures over the next several years. Expenditures could include, among others, amounts for new electric generating facilities, electric transmission or distribution projects, environmental control and compliance systems, gas storage facilities, new or expanded pipeline systems, as well as the continued maintenance of the installed asset base.

Development and construction of major facilities are subject to substantial risks, including fluctuations in the price and availability of commodities, manufactured goods, equipment, labor and other items over a multi-year construction period, as well as the economic viability of our suppliers. These risks may result in higher than expected costs to complete an asset and place it in service. Such costs may not be recoverable in the regulated rates or market prices our subsidiaries are able to charge their customers. It is also possible that additional generation needs may be obtained through power purchase agreements, which could increase long-term purchase obligations and force reliance on the operating performance of a third party. The inability to successfully and timely complete a project, avoid unexpected costs or to recover any such costs could adversely affect our financial results and our ability to service the notes.

Furthermore, our subsidiaries and joint ventures depend upon both internal and external sources of liquidity to provide working capital and to fund capital requirements. If we do not provide needed funding to our subsidiaries and joint ventures and the subsidiaries and joint ventures are unable to obtain funding from external sources, they may need to postpone or cancel planned capital expenditures.

Failure to construct these planned projects could limit opportunities for revenue growth, increase operating costs or adversely affect the reliability of electric service to our customers. For example, if PacifiCorp is not able to expand its existing generating facilities it may be required to enter into long-term electricity procurement contracts or procure electricity at more volatile and potentially higher prices in the spot markets to support growing retail loads.

A significant decrease in demand for natural gas or electricity in the markets served by our subsidiaries’ pipeline and gas distribution systems would significantly decrease our operating revenues and thereby adversely affect our business, financial results and ability to service the notes.

A sustained decrease in demand for natural gas or electricity in the markets served by our subsidiaries would significantly reduce our operating revenue and adversely affect our financial results and our ability to service the notes. Factors that could lead to a decrease in market demand include, among others:

•	a depression, recession or other adverse economic condition, including the significant adverse changes in the economy and credit markets in 2008 and 2009 that may continue into future periods, that results in a lower level of economic activity or reduced spending by consumers on electricity or natural gas;

•	an increase in the market price of natural gas or electricity or a decrease in the price of other competing forms of energy;

•	efforts by customers, legislators and regulators to reduce their consumption of energy through various conservation and energy efficiency measures and programs;

•	higher fuel taxes or other governmental or regulatory actions that increase, directly or indirectly, the cost of natural gas or the fuel source for electricity generation or that limit the use of natural gas or the generation of electricity from fossil fuels; and

•	a shift to more energy-efficient or alternative fuel machinery or an improvement in fuel economy, whether as a result of technological advances by manufacturers, legislation mandating higher fuel economy or lower emissions, price differentials, incentives or otherwise.

Our subsidiaries are subject to market risk, counterparty performance risk and other risks associated with wholesale energy markets.

In general, wholesale market risk is the risk of adverse fluctuations in the market price of wholesale electricity and fuel, including natural gas and coal, which is compounded by volumetric changes affecting the availability of or demand for electricity and fuel. PacifiCorp and MidAmerican Energy purchase electricity and fuel in the open market or pursuant to short-term or variable-priced contracts as part of their normal operating businesses. If market prices rise, especially in a time when larger than expected volumes must be purchased at market or short-term prices, PacifiCorp or MidAmerican Energy may incur significantly greater expense than anticipated. Likewise, if electricity market prices decline in a period when PacifiCorp or

MidAmerican Energy is a net seller of electricity in the wholesale market, PacifiCorp or MidAmerican Energy will earn less revenue.

Wholesale electricity prices in PacifiCorp’s service areas are influenced primarily by factors throughout the Western U.S. relating to supply and demand. Those factors include the adequacy of generating capacity, scheduled and unscheduled outages of generating facilities, hydroelectric generation levels, prices and availability of fuel sources for generation, disruptions or constraints to transmission facilities, weather conditions, economic growth and changes in technology. Volumetric changes are caused by unanticipated changes in generation availability or changes in customer loads due to the weather, electricity prices, the economy, regulations or customer behavior. Although PacifiCorp plans for resources to meet its current and expected retail and wholesale load obligations, PacifiCorp is a net buyer of electricity during peak periods and therefore, its energy costs may be adversely impacted by market risk. In addition, PacifiCorp may not be able to timely recover all, if any, of those increased costs unless the state regulators authorize such recovery.

MidAmerican Energy’s total accredited net generating capability exceeds its historical peak load. As a result, in comparison to PacifiCorp, which relies to a significant extent on purchased power to satisfy its peak load, MidAmerican Energy has less exposure to wholesale electricity market price fluctuations. The actual amount of generation capacity available at any time, however, may be less than the accredited capacity due to regulatory restrictions, transmission constraints, contractual commitments to third parties, fuel restrictions and generating units being temporarily out of service for inspection, maintenance, refueling, modifications or other reasons. In such circumstances, MidAmerican Energy may need to purchase energy in the wholesale markets and it may not recover in rates all of the additional costs that may be associated with such purchases. Most of MidAmerican Energy’s electric wholesale sales and purchases take place under market-based pricing allowed by the FERC and are therefore subject to market volatility, including price fluctuations.

PacifiCorp and MidAmerican Energy are also exposed to risks related to performance of contractual obligations by wholesale suppliers and customers. These risks have increased as a result of the current recessionary environment and many companies’ weakened financial condition. Each utility relies on suppliers to deliver commodities, primarily natural gas, coal and electricity, in accordance with short- and long-term contracts. Failure or delay by suppliers to provide these commodities pursuant to existing contracts could disrupt the delivery of electricity and require the utilities to incur additional expenses to meet customer needs. In addition, when these contracts terminate, the utilities may be unable to purchase the commodities on terms equivalent to the terms of current contracts.

PacifiCorp and MidAmerican Energy rely on wholesale customers to take delivery of the energy they have committed to purchase and to pay for the energy on a timely basis. Failure of customers to take delivery may require these subsidiaries to find other customers to take the energy at lower prices than the original customers committed to pay. At certain times of the year, prices paid by PacifiCorp and MidAmerican Energy for energy needed to satisfy their customers’ energy needs may exceed the amounts they receive through rates from these customers. If our wholesale customers are unable to pay us for energy or fulfill their obligations as counterparties to hedging transactions, it may have a significant adverse impact on our cash flows. If the strategy used to minimize these risk exposures is ineffective or if PacifiCorp’s or MidAmerican Energy’s wholesale customers’ financial condition deteriorates as a result of recent economic conditions causing them to be unable to pay, significant losses could result and our ability to service the notes could be adversely affected.

The deterioration in the credit quality of certain wholesale suppliers and customers of PacifiCorp and MidAmerican Energy as a result of the adverse economic changes experienced in 2008 and 2009 could have an adverse impact on their ability to perform their contractual obligations, which in turn could have an adverse impact on our financial results and our ability to service the notes.

Disruptions in the financial markets could affect our and our subsidiaries’ ability to obtain debt financing, and draw upon or renew existing credit facilities, and have other adverse effects on us and our subsidiaries, including our ability to service the notes.

The U.S. and global credit markets have experienced historic dislocations and liquidity disruptions that have caused financing to be unavailable in many cases. These circumstances have materially impacted liquidity in the bank and debt capital markets, making financing terms less attractive for borrowers who are able to find financing, and in many cases have resulted in the unavailability of certain types of debt financing. In addition, many large financial institutions have experienced financial difficulties with some unable to survive as independent institutions and others filing for bankruptcy protection. These conditions may continue to impact the number of financial institutions able to provide credit. It is also possible that these financial institutions may not be able to provide previously arranged funding under revolving credit facilities or other arrangements like those that we and our subsidiaries have established as potential sources of liquidity for working capital and to fund capital requirements. For example, several of our revolving credit facility agreements have been reduced due to the Lehman Brothers Holdings Inc. bankruptcy filing in September 2008. Continued uncertainty in the credit markets may negatively impact our and our subsidiaries’ ability to access funds on favorable terms or at all. If we or our subsidiaries were to need to access funds but are unable to do so, that failure could have a material adverse effect on our financial condition and our ability to service the notes.

Our subsidiaries are exposed to credit risk of counterparties with whom they do business, and the failure of their significant customers to perform under or to renew their contracts, or failure to obtain new customers for expanded capacity, could adversely affect our financial results and our ability to service the notes.

Certain of our subsidiaries are dependent upon a relatively small number of customers for a significant portion of their revenues. For example:

•	a significant portion of our pipeline subsidiaries’ capacity is contracted under long-term arrangements, and our pipeline subsidiaries are dependent upon relatively few customers for a substantial portion of their revenues;

•	PacifiCorp and MidAmerican Energy rely on their wholesale customers to fulfill their commitments and pay for energy delivered to them on a timely basis;

•	our U.K. utility electricity distribution businesses are dependent upon a relatively small number of retail suppliers; and

•	generally, a single power purchaser takes energy from each of our non-utility generating facilities.

Adverse economic conditions or other events affecting counterparties with whom our subsidiaries conduct business could impair the ability of these counterparties to pay for services or fulfill their contractual obligations, or cause them to delay or reduce such payments to our subsidiaries. Our subsidiaries depend on these counterparties to remit payments on a timely basis. Some suppliers and customers experienced deteriorating credit quality in 2008 and 2009, and we continue to monitor these parties to attempt to reduce the impact of any potential counterparty default. Any delay or default in payment or limitation on the subsidiaries to negotiate alternative arrangements could adversely affect our financial results and our ability to service the notes.

If our subsidiaries are unable to renew, remarket, or find replacements for their long-term arrangements, our sales volumes and revenues would be exposed to reduction and increased volatility. For example, without the benefit of long-term transportation agreements, we cannot assure that our pipeline subsidiaries will be able to transport gas at efficient capacity levels. Similarly, without long-term power purchase agreements, we cannot assure that our regulated subsidiaries and our unregulated power generators will be able to operate profitably. Failure to maintain existing long-term agreements or secure new long-term agreements could adversely affect our financial results and our ability to service the notes.

The replacement of any existing long-term agreements depends on market conditions and other factors that may be beyond our subsidiaries’ control.

Inflation and changes in commodity prices and fuel transportation costs may adversely affect our financial results and our ability to service the notes.

Inflation may affect our businesses by increasing both operating and capital costs. As a result of existing rate agreements and competitive price pressures, our subsidiaries may not be able to pass the costs of inflation on to their customers. If our subsidiaries are unable to manage cost increases or pass them on to their customers, our financial results and our ability to service the notes could be adversely affected.

Our subsidiaries have a multitude of long-term agreements of varying duration that are material to the operation of their businesses, such as power purchase, coal and gas supply and transportation contracts. The failure to maintain, renew or replace these agreements on similar terms and conditions could increase our exposure to changes in prices, thereby increasing the volatility of our financial results and adversely affecting our ability to service the notes. For example, each of our electric utilities currently has contracts of varying durations for the supply and transportation of coal for much of their existing generation capacity, although PacifiCorp obtains some of its coal supply from mines owned or leased by it. When these contracts expire or if they are not honored, we may not be able to purchase or transport coal on terms as favorable as the current contracts. We have similar exposures regarding the market price of natural gas. Changes in the cost of coal or natural gas supply and transportation and changes in the relationship between such costs and the market price of power will affect our financial results and our ability to service the notes. Since the sales price we receive for power may not change at the same rate as our coal or natural gas supply and transportation costs, we may be unable to pass on the changes in costs to our customers. In addition, the overall prices we charge our retail customers in some jurisdictions are capped and our fuel recovery mechanisms in other states are frozen for various periods of time or have been eliminated.

Our public utility subsidiaries’ financial results may be adversely affected if they are unable to obtain adequate, reliable and affordable access to transmission service.

Our public utility subsidiaries depend on transmission facilities owned and operated by other utilities to transport electricity and natural gas to both wholesale and retail markets, as well as natural gas purchased to supply some of our subsidiaries’ electric generating facilities. If adequate transmission is unavailable, our subsidiaries may be unable to purchase and sell and deliver products. Such unavailability could also hinder our subsidiaries from providing adequate or economical electricity or natural gas to their wholesale and retail electric and gas customers and could adversely affect their financial results and our ability to service the notes.

The different regional power markets have varying and dynamic regulatory structures, which could affect our businesses’ growth and performance. In addition, the independent system operators who oversee the transmission systems in regional power markets have imposed in the past, and may impose in the future, price limitations and other mechanisms to counter volatility in the power markets. These types of price limitations and other mechanisms may adversely impact the financial results of our utilities and our ability to service the notes.

Our operating results may fluctuate on a seasonal and quarterly basis and may be adversely affected by weather.

The sale of electric power and natural gas are generally seasonal businesses. In most parts of the U.S. and other markets in which our subsidiaries operate, demand for electricity peaks during the hot summer months when cooling needs are higher. Market prices for electric supply also generally peak at that time. In other areas, demand for electricity peaks during the winter. In addition, demand for gas and other fuels generally peaks during the winter when heating needs are higher. This is especially true in Northern Natural Gas’ market area and MidAmerican Energy’s retail gas business. Further, extreme weather conditions such as heat waves or winter storms could cause these seasonal fluctuations to be more pronounced. Periods of low rainfall or snow-pack may also impact electric generation at PacifiCorp’s hydroelectric systems.

As a result, the overall financial results of our subsidiaries may fluctuate substantially on a seasonal and quarterly basis. We have historically sold less power, and consequently earned less income, when weather conditions are mild. Unusually mild weather in the future may adversely affect our financial results and our ability to service the notes through lower revenues or margins. Conversely, unusually extreme weather conditions could increase our costs to provide power and could adversely affect our financial results and our ability to service the notes. Furthermore, during or following periods of low rainfall or snowpack, PacifiCorp may obtain substantially less electricity from hydroelectric generating facilities and must purchase greater amounts of electricity from the wholesale market or from other sources at market prices. Additionally, both PacifiCorp and MidAmerican Energy have added substantial wind-powered generation capacity, which is a climate dependent resource resulting in a variable production output that may at times affect the amount of energy available for sale or purchase. The extent of fluctuation in financial results may change depending on a number of factors related to our subsidiaries’ regulatory environment and contractual agreements, including their ability to recover power costs, the existence of revenue sharing provisions and terms of the power sale contracts.

Our subsidiaries are subject to operating uncertainties that could adversely affect our financial results and our ability to service the notes.

The operation of complex electric and gas utility (including generation, transmission and distribution) systems, pipelines or power generating facilities that are spread over large geographic areas involves many operating uncertainties and events beyond our control. These potential events include the breakdown or failure of power generation equipment, compressors, pipelines, transmission and distribution lines or other equipment or processes, unscheduled generating facility outages, strikes, lockouts or other labor-related actions, shortage of qualified labor, transmission and distribution system constraints or outages, fuel shortages or interruptions, unavailability of critical equipment, materials and supplies, low water flows and other weather-related impacts, performance below expected levels of output, capacity or efficiency, operator error and catastrophic events such as severe storms, fires, earthquakes, explosions or mining accidents. A casualty occurrence might result in injury or loss of life, extensive property damage or environmental damage. Any of these risks or other operational risks could significantly reduce or eliminate our subsidiaries’ revenues or significantly increase their expenses, thereby reducing the availability of distributions to us. For example, if our subsidiaries cannot operate their electric or natural gas facilities at full capacity due to damage caused by a catastrophic event, their revenues could decrease due to decreased sales and their expenses could increase due to the need to obtain energy from more expensive sources. Further, we self-insure many risks, and current and future insurance coverage may not be sufficient to replace lost revenue or cover repair and replacement costs. Any reduction of revenues for such reason, or any other reduction of our subsidiaries’ revenues or increase in their expenses resulting from the risks described above could adversely affect our financial results and our ability to service the notes.

Potential terrorist activities or military or other actions could adversely affect our financial results and our ability to service the notes.

The continued threat of terrorism since September 11, 2001 and the impact of military and other actions by the U.S. and its allies has led to increased political, economic and financial market instability and has subjected our subsidiaries’ operations to increased risks. The U.S. government has issued warnings that energy assets, specifically pipeline, nuclear generation and other electric utility infrastructure are potential targets for terrorist organizations. Political, economic or financial market instability or damage to the operating assets of our subsidiaries, customers or suppliers may result in business interruptions, lost revenue, higher commodity prices, disruption in fuel supplies, lower energy consumption and unstable markets, particularly with respect to natural gas and electric energy, increased security, repair or other costs that may materially adversely affect us and our subsidiaries in ways that cannot be predicted at this time. Any of these risks could materially affect our financial results and decrease the amount of funds we have available to make payments on the notes. Furthermore, instability in the financial markets as a result of terrorism or war could also materially adversely affect our ability and the ability of our subsidiaries to raise capital.

The insurance industry changed in response to these events. As a result, insurance covering risks we and our subsidiaries typically insure against may decrease in scope and availability, and we may elect to self-insure against many such risks. In addition, the available insurance may have higher deductibles, higher premiums and more restrictive policy terms.

MidAmerican Energy is subject to the unique risks associated with nuclear generation.

The ownership and operation of nuclear power plants, such as MidAmerican Energy’s 25% ownership interest in the Quad Cities Station, involves certain risks. These risks include, among other items, mechanical or structural problems, inadequacy or lapses in maintenance protocols, the impairment of reactor operation and safety systems due to human error, the costs of storage, handling and disposal of nuclear materials, limitations on the amounts and types of insurance coverage commercially available, and uncertainties with respect to the technological and financial aspects of decommissioning nuclear facilities at the end of their useful lives. The prolonged unavailability of the Quad Cities Station could materially adversely affect MidAmerican Energy’s financial results and our ability to service the notes, particularly when the cost to produce power at the plant is significantly less than market wholesale power prices. The following are among the more significant of these risks:

•	Operational Risk — Operations at any nuclear power plant could degrade to the point where the plant would have to be shut down. If such degradations were to occur, the process of identifying and correcting the causes of the operational downgrade to return the plant to operation could require significant time and expense, resulting in both lost revenue and increased fuel and purchased power expense to meet supply commitments. Rather than incurring substantial costs to restart the plant, the plant could be shut down. Furthermore, a shut-down or failure at any other nuclear plant could cause regulators to require a shut-down or reduced availability at the Quad Cities Station.

•	Regulatory Risk — The NRC may modify, suspend or revoke licenses and impose civil penalties for failure to comply with the Atomic Energy Act of 1954, as amended, applicable regulations or the terms of the licenses of nuclear facilities. Unless extended, the NRC operating licenses for the Quad Cities Station will expire in 2032. Changes in regulations by the NRC could require a substantial increase in capital expenditures or result in increased operating or decommissioning costs.

•	Nuclear Accident Risk — Accidents and other unforeseen problems have occurred at nuclear facilities other than the Quad Cities Station, both in the U.S. and elsewhere. The consequences of an accident can be severe and include loss of life and property damage. Any resulting liability from a nuclear accident could exceed MidAmerican Energy’s resources, including insurance coverage.

We own investments and projects located in foreign countries that are exposed to increased economic, regulatory and political risks.

We own and may acquire significant energy-related investments and projects outside of the U.S. In addition to the current disruption in the global financial markets, the economic, regulatory and political conditions in some of the countries where we have operations or are pursuing investment opportunities may present increased risks related to, among others, inflation, currency exchange rate fluctuations, currency repatriation restrictions, nationalization, renegotiation, privatization, availability of financing on suitable terms, customer creditworthiness, construction delays, business interruption, political instability, civil unrest, guerilla activity, terrorism, expropriation, trade sanctions, contract nullification and changes in law, regulations or tax policy. We may not be capable of either fully insuring against or effectively hedging these risks.

We are exposed to risks related to fluctuations in currency rates.

Our business operations and investments outside the U.S. increase our risk related to fluctuations in currency rates, primarily the British pound. Our principal reporting currency is the U.S. dollar, and the value of the assets and liabilities, earnings, cash flows and potential distributions from our foreign operations changes with the fluctuations of the currency in which they transact. We may selectively reduce some foreign currency risk by, among other things, requiring contracted amounts be settled in U.S. dollars, indexing contracts to the U.S. dollar or hedging through foreign currency derivatives. These efforts, however, may not be effective and could negatively affect our financial results and our ability to service the notes. We attempt, in many circumstances, to structure foreign transactions to provide for payments to be made in, or indexed to, U.S. dollars or a currency freely convertible into U.S. dollars. We may not be able to obtain sufficient dollars or other hard currency or available dollars may not be allocated to pay such obligations, which could adversely affect our financial results and our ability to service the notes.

Cyclical fluctuations in the residential real estate brokerage and mortgage businesses could adversely affect HomeServices.

The residential real estate brokerage and mortgage industries tend to experience cycles of greater and lesser activity and profitability and are typically affected by changes in economic conditions, including the current downturn in the U.S. housing market, which are beyond HomeServices’ control. Any of the following are examples of items that could have a material adverse effect on HomeServices’ businesses by causing a general decline in the number of home sales, sale prices or the number of home financings which, in turn, would adversely affect its financial results and our ability to service the notes:

•	rising interest rates or unemployment rates, including the recent significant rise in unemployment in the U.S. which may continue into future periods;

•	periods of economic slowdown or recession in the markets served, including the significant adverse changes in the economy in 2008 and 2009 that may continue into future periods;

•	decreasing home affordability;

•	lack of available mortgage credit for potential homebuyers, including the reduced availability of credit generally in 2008 and 2009 which may continue into future periods;

•	declining demand for residential real estate as an investment;

•	nontraditional sources of new competition; and

•	changes in applicable tax law.

Poor performance of plan and fund investments and other factors impacting pensions, postretirement benefits plans, nuclear decommissioning and mine reclamation costs could unfavorably impact our cash flows and liquidity.

Costs of providing our non-contributory defined benefit pension and postretirement benefits plans depend upon a number of factors, including the rates of return on plan assets, the level and nature of benefits provided, discount rates, the interest rates used to measure required minimum funding levels, changes in benefit design, changes in laws and government regulation and our required or voluntary contributions made to the plans. Our pension and postretirement benefits plans are in underfunded positions. The recent declines in the global financial markets have exacerbated these plans’ underfunded positions. Even with sustained growth in the investments over future periods to increase the value of these plans’ assets, we will likely be required to make significant cash contributions to fund these plans. Furthermore, the recently enacted Pension Protection Act of 2006 may result in more volatility in the amount and timing of future contributions. Similarly, funds dedicated to nuclear decommissioning and mine reclamation are also invested in equity and fixed income securities and poor performance of these investments will reduce the amount of funds available for their intended purpose which would require us to make additional cash contributions. Such cash funding obligations, which are also impacted by the other factors described above, could have a material impact on our liquidity by reducing our cash flows, and thereby adversely affecting our ability to service the notes.

We and our subsidiaries are involved in numerous legal proceedings, the outcomes of which are uncertain and could adversely affect our financial results and our ability to service the notes.

We and our subsidiaries are party to numerous legal proceedings. Litigation is subject to many uncertainties, and we cannot predict the outcome of individual matters. It is possible that the final resolution of some of the matters in which we and our subsidiaries are involved could result in additional payments in excess of established reserves over an extended period of time and in amounts that could have a material adverse effect on our financial results and our ability to service the notes. Similarly, it is also possible that the terms of resolution could require that we or our subsidiaries change business practices and procedures, which could also have a material adverse effect on our financial results and our ability to service the notes. Further, litigation could result in the imposition of financial penalties or injunctions which could limit our ability to take certain desired actions or the denial of needed permits, licenses or regulatory authority to conduct our business, including the siting or permitting of facilities. Any of these outcomes could adversely affect our financial results and our ability to service the notes.

Potential changes in accounting standards might cause us to revise our financial results and disclosure in the future, which may change the way analysts measure our business or financial performance.

Accounting irregularities discovered in the past few years in various industries have caused regulators and legislators to take a renewed look at accounting practices, financial disclosures and companies’ relationships with their independent auditors. Because it is still unclear what laws or regulations will ultimately develop, we cannot predict the ultimate impact of any future changes in accounting regulations or practices in general with respect to public companies or the energy industry or in our operations specifically. In addition, the Financial Accounting Standards Board (or FASB), the FERC or the SEC could enact new or revised accounting standards or FERC orders that might impact how we are required to record revenues, expenses, assets and liabilities.

Other Risks Associated with the Notes

Your ability to transfer the notes is limited by the absence of a market for the notes, and a trading market for the notes may not develop.

There is no existing public trading market for the notes and a market for the notes might not develop and you may not be able to sell the notes or obtain a suitable price. If such a market were to develop, the notes could trade at prices that may be higher or lower than their initial offering price depending on many factors, including prevailing interest rates, our operating results and the market for similar securities. We do not intend to apply for listing of the notes on a securities exchange or an automated dealer quotation system. As a result, it may be difficult for you to find a buyer for the notes at the time you want to sell them and, even if you find a buyer, you might not get the price you want.

You may not be able to sell your initial notes if you do not exchange them for registered exchange notes in the exchange offer.

If you do not exchange your initial notes for registered exchange notes in the exchange offer, your initial notes will continue to be subject to the restrictions on transfer as stated in the legends on the initial notes. In general, you may not offer, sell or otherwise transfer the initial notes in the U.S. unless they are:

•	registered under the Securities Act;

•	offered or sold under an exemption from the Securities Act and applicable state securities laws; or

•	offered or sold in a transaction not subject to the Securities Act and applicable state securities laws.

We do not currently anticipate that we will register any untendered initial notes under the Securities Act. Except for limited instances involving the initial purchasers or holders of notes who are not eligible to participate in the exchange offer or who do not receive freely transferable exchange notes in the exchange offer, we will not be under any obligation to register the initial notes under the Securities Act under the registration rights agreement or otherwise. Also, if the exchange offer is completed on the terms and within the time period contemplated by this prospectus, no additional interest will be payable on your initial notes.

Your ability to sell your initial notes may be significantly more limited and the price at which you may be able to sell your initial notes may be significantly lower if you do not exchange them for registered exchange notes in the exchange offer.

To the extent that initial notes are exchanged for registered exchange notes in the exchange offer, the trading market for the initial notes that remain outstanding may be significantly more limited. As a result, the liquidity of the initial notes not tendered for exchange could be adversely affected. The extent of the market for initial notes will depend upon a number of factors, including the number of holders of initial notes remaining outstanding and the interest of securities firms in maintaining a market in the initial notes. An issue of securities with a lesser outstanding market value available for trading, which is called the “float,” may command a lower price than would be comparable to an issue of securities with a greater float. As a result, the market price for initial notes that are not exchanged in the exchange offer may be affected adversely to the extent that initial notes exchanged in the exchange offer reduce the float. The reduced float also may make the trading price of the initial notes that are not exchanged more volatile.

There are state securities law restrictions on the resale of the exchange notes.

In order to comply with the securities laws of certain jurisdictions, the exchange notes may not be offered or resold by any holder unless they have been registered or qualified for sale in such jurisdictions or an exemption from registration or qualification is available and the requirements of such exemption have been satisfied. We do not currently intend to register or qualify the resale of the exchange notes in any such jurisdictions. However, an exemption is generally available for sales to registered broker-dealers and certain institutional buyers. Other exemptions under applicable state securities laws may also be available.

We will not accept your initial notes for exchange if you fail to follow the exchange offer procedures and, as a result, your initial notes will continue to be subject to existing transfer restrictions and you may not be able to sell your initial notes.

We will issue exchange notes in exchange for initial notes tendered and accepted for exchange pursuant to the exchange offer only after compliance by you with all of the conditions of the exchange offer described elsewhere in this prospectus under the caption, “The Exchange Offer — How to Tender,” including timely (i) receipt by the exchange agent of (a) a properly completed and duly executed letter of transmittal, together with any required signature guarantees and any other required documents and (b) the certificate(s) representing the initial notes being tendered; (ii) compliance with the procedures for book-entry transfers described elsewhere in this prospectus; or (iii) compliance with the guaranteed delivery procedures set forth elsewhere in this prospectus. We are under no duty to give notification of defects or irregularities with respect to the tenders of initial notes for exchange. If there are defects or irregularities with respect to your tender of initial notes, we will not accept your initial notes for exchange. See “The Exchange Offer.”

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains statements that do not directly or exclusively relate to historical facts. These statements are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. You can typically identify forward-looking statements by the use of forward-looking words, such as “may,” “could,” “project,” “believe,” “anticipate,” “expect,” “estimate,” “continue,” “intend,” “potential,” “plan,” “forecast” and similar terms. These statements are based upon our current intentions, assumptions, expectations and beliefs and are subject to risks, uncertainties and other important factors. Many of these factors are outside our control and could cause actual results to differ materially from those expressed or implied by our forward-looking statements. These factors include, among others:

•	general economic, political and business conditions in the jurisdictions in which our facilities operate;

•	changes in governmental, legislative or regulatory requirements affecting us or the electric or gas utility, pipeline or power generation industries;

•	changes in, and compliance with, environmental laws, regulations, decisions and policies that could increase operating and capital costs, reduce plant output or delay plant construction;

•	the outcome of general rate cases and other proceedings conducted by regulatory commissions or other governmental and legal bodies;

•	changes in economic, industry or weather conditions, as well as demographic trends, that could affect customer growth and usage or supply of electricity and gas or our ability to obtain long-term contracts with customers;

•	a high degree of variance between actual and forecasted load and prices that could impact the hedging strategy and costs to balance electricity and load supply;

•	changes in prices and availability for both purchases and sales of wholesale electricity, coal, natural gas, other fuel sources and fuel transportation that could have a significant impact on generation capacity and energy costs;

•	the financial condition and creditworthiness of our significant customers and suppliers;

•	changes in business strategy or development plans;

•	availability, terms and deployment of capital, including severe reductions in demand for investment-grade commercial paper, debt securities and other sources of debt financing and volatility in the London Interbank Offered Rate, the base interest rate for our and our subsidiaries’ credit facilities;

•	changes in our and our subsidiaries’ credit ratings;

•	performance of our generating facilities, including unscheduled outages or repairs;

•	risks relating to nuclear generation;

•	the impact of derivative instruments used to mitigate or manage volume, price and interest rate risk, including increased collateral requirements, and changes in the commodity prices, interest rates and other conditions that affect the value of derivative instruments;

•	the impact of increases in healthcare costs and changes in interest rates, mortality, morbidity, investment performance and legislation on pension and other postretirement benefits expense and funding requirements;

•	changes in the residential real estate brokerage and mortgage industries that could affect brokerage transaction levels;

•	unanticipated construction delays, changes in costs, receipt of required permits and authorizations, ability to fund capital projects and other factors that could affect future generating facilities and infrastructure additions;

•	the impact of new accounting pronouncements or changes in current accounting estimates and assumptions on financial results;

•	our ability to successfully integrate future acquired operations into our business;

•	other risks or unforeseen events, including litigation, wars, the effects of terrorism, embargoes and other catastrophic events; and

•	other business or investment considerations that may be disclosed from time to time in our filings with the SEC or in other publicly disseminated written documents.

Further details of the potential risks and uncertainties affecting us are described in the “Risk Factors” section of this prospectus and in the documents incorporated by reference into this prospectus. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. The foregoing review of factors should not be construed as exclusive.

USE OF PROCEEDS

We will not receive any proceeds from the issuance of the exchange notes in the exchange offer. The exchange notes will evidence the same debt as the initial notes tendered in exchange for exchange notes. Accordingly, the issuance of the exchange notes will not result in any change in our indebtedness.

THE EXCHANGE OFFER

Purpose of the Exchange Offer

On July 7, 2009, we privately placed the initial notes in a transaction exempt from registration under the Securities Act. Accordingly, the initial notes may not be reoffered, resold or otherwise transferred in the U.S. unless so registered or unless an exemption from the Securities Act registration requirements is available. Pursuant to a registration rights agreement with the initial purchasers of the initial notes, we agreed, for the benefit of holders of the initial notes, to:

•	prepare and file an exchange offer registration statement with the SEC with respect to a registered offer to exchange the initial notes for exchange notes issued under the same indenture as the initial notes, in the same aggregate principal amount as and with terms that are identical in all material respects to the initial notes except that they will not contain terms with respect to transfer restrictions;

•	use our reasonable best efforts to cause the exchange offer registration statement to become effective under the Securities Act on or before July 7, 2010 (within 365 days after July 7, 2009, the date on which we issued the initial notes) (such 365th day being the “Exchange Offer Effectiveness Deadline” for the exchange offer registration statement); and

•	promptly after the exchange offer registration statement is declared effective, offer the exchange notes in exchange for surrender of the initial notes.

We will be entitled to consummate the exchange offer on the expiration date (as defined below) provided that we have accepted all initial notes previously validly tendered in accordance with the terms set forth in this prospectus and the applicable letter of transmittal.

In addition, under certain circumstances described below, we may be required to file a shelf registration statement to cover resales of the notes.

If we do not comply with certain of our obligations under the registration rights agreement, we must pay additional interest on the initial notes in addition to the interest that is otherwise due on the notes. The purpose of the exchange offer is to fulfill our obligations with respect to the registration rights agreement.

If you are a broker-dealer that receives exchange notes for its own account in exchange for initial notes, where you acquired such initial notes as a result of market-making activities or other trading activities, you must acknowledge that you will deliver a prospectus in connection with any resale of such exchange notes. See “Plan of Distribution.”

Terms of the Exchange

Upon the terms and subject to the conditions contained in this prospectus and in the letters of transmittal that accompany this prospectus, we are offering to exchange $1,000 in principal amount of exchange notes for each $1,000 in principal amount of initial notes. The terms of the exchange notes are identical in all material respects to the terms of the initial notes except that the exchange notes will generally be freely transferable. The exchange notes will evidence the same debt as the initial notes and will be entitled to the benefits of the indenture. Any initial notes that remain outstanding after the consummation of the exchange offer, together with all exchange notes issued in connection with the exchange offer, will be treated as a single class of securities under the indenture. See “Description of the Notes.”

The exchange offer is not conditioned on any minimum aggregate principal amount of initial notes being tendered for exchange.

Based on existing interpretations of the Securities Act by the staff of the SEC set forth in several no-action letters to third parties, and subject to the immediately following sentence, we believe that you may offer for resale, resell and otherwise transfer the exchange notes without further compliance with the registration and prospectus delivery provisions of the Securities Act. However, if you are an “affiliate” (within the meaning of the Securities Act) of ours or you intend to participate in the exchange offer for the purpose of distributing the exchange notes or you are a broker-dealer (within the meaning of the Securities Act) that acquired notes in a transaction other than as part of its market-making or other trading activities and who has arranged or has an understanding with any person to participate in the distribution of the exchange notes, you:

(1)	will not be able to rely on the interpretations by the staff of the SEC set forth in the above-mentioned no-action letters;

(2)	will not be able to tender your notes in the exchange offer; and

(3)	must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer of your notes unless such sale or transfer is made pursuant to an exemption from such requirements.

Subject to exceptions for certain holders, to participate in the exchange offer you will be required to represent to us at the time of the consummation of the exchange offer, among other things, that: (i) you are not an affiliate of ours; (ii) any exchange notes to be received by you will be acquired in the ordinary course of your business; and (iii) at the time of commencement of the exchange offer, you have no arrangement or understanding with any person to participate in a distribution (within the meaning of the Securities Act) of the notes. In addition, in connection with any resales of exchange notes, any broker-dealer who acquired exchange notes for its own account as a result of market-making activities or other trading activities must deliver a prospectus meeting the requirements of the Securities Act. The SEC has taken the position that such a broker-dealer may fulfill its prospectus delivery requirements with respect to the exchange notes (other than a resale of an unsold allotment from the initial sale of the initial notes) with this prospectus. Under the registration rights agreement, we are required to allow a broker-dealer and other persons with similar prospectus delivery requirements, if any, to use this prospectus in connection with the resale of such exchange notes for a period of time not less than 120 days following the consummation of the exchange offer. If you are a broker-dealer that receives exchange notes for its own account in exchange for initial notes, where you acquired such initial notes as a result of market-making activities or other trading activities, you must acknowledge that you will deliver a prospectus in connection with any resale of such exchange notes. See “Plan of Distribution.”

You will not be required by us to pay brokerage commissions or fees or, subject to the instructions in the applicable letter of transmittal, transfer taxes relating to your exchange of initial notes for exchange notes in the exchange offer.

Shelf Registration Statement

If:

•	we are not permitted to effect the exchange offer because of any change in law or in applicable interpretations of such law by the staff of the SEC;

•	the exchange offer is not consummated by the 40th day after the date on which the exchange offer registration statement was declared effective;

•	any of the initial purchasers of the initial notes so requests with respect to the initial notes not eligible to be exchanged for exchange notes in the exchange offer and held by it following the consummation of exchange offer;

•	any holder of the notes (other than a broker-dealer electing to exchange initial notes acquired for its own account as a result of market-making or other trading activities for exchange securities) is not eligible to participate in the exchange offer and any such holder so requests for any reason other than the failure by such holder to make a timely and valid tender in accordance with the terms of exchange offer; or

•	any holder of the notes (other than a broker-dealer electing to exchange initial notes acquired for its own account as a result of market-making or other trading activities for exchange notes) participates in the exchange offer but does not receive freely tradable exchange notes on the date of the exchange and any such holder so requests for any reason other than the failure by such holder to make a timely and valid tender in accordance with the terms of exchange offer,

we will:

•	as promptly as practicable prepare and file with the SEC a “shelf” registration statement relating to the offer and sale (on a continuous basis) of the notes that are not otherwise freely tradable;

•	use our reasonable best efforts to cause the shelf registration statement to be declared effective not later than the latter to occur of the date that is (i) 150 days after the date on which our obligation to file the shelf registration arises or (ii) July 7, 2010 (365 days after July 7, 2009, the date on which we issued the initial notes) (such 150th or 365th day, as the case may be, being the “Shelf Effectiveness Deadline” for the shelf registration statement); and

•	use our reasonable best efforts to keep the shelf registration statement continuously effective until the later of (i) one year from the date on which we issued the initial notes (subject to extension under certain circumstances) or (ii) 90 days from the date of effectiveness of such shelf registration statement, or such shorter period ending when all the notes covered by the shelf registration statement have been sold pursuant to the shelf registration statement or are no longer “Transfer Restricted Securities” as defined in the registration rights agreement.

The foregoing obligations are subject to our right to postpone or suspend the filing or effectiveness of any shelf registration statement (or exchange offer registration statement) if such action is required by law or taken by us in good faith and for valid business reasons in accordance with the terms of the registration rights agreement.

You will not be entitled, except if you were an initial purchaser of the initial notes, to have your notes registered under any shelf registration statement (if one is filed), unless you agree in writing to be bound by the applicable provisions of the registration rights agreement. In order to sell your notes under the shelf registration statement, you generally must be named as a selling security holder in the related prospectus and must deliver a prospectus to purchasers. Consequently, you will be subject to the civil liability provisions under the Securities Act in connection with those sales and indemnification obligations under the registration rights agreements.

Additional Interest

A registration default will be deemed to have occurred:

(1)	if the exchange offer registration statement is not declared effective on or before July 7, 2010 (within 365 days after July 7, 2009, the date on which we issued the initial notes);

(2)	with respect to certain notes that qualify as “Transfer Restricted Securities”, if a required shelf registration statement is not declared effective on or prior to the applicable Effectiveness Deadline; or

(3)	with respect to any Transfer Restricted Securities, on and after the applicable Shelf Effectiveness Deadline or Exchange Offer Effectiveness Deadline (plus an additional 30 days in respect of an exchange offer registration statement), either the exchange offer registration statement or the shelf registration statement has been declared effective, but such registration statement or the related prospectus thereafter ceases to be effective or usable (subject to certain exceptions) in connection with resales of such initial notes or exchange notes for the periods specified and in accordance with the registration rights agreement because (i) any event occurs as a result of which the related prospectus forming part of such registration statement would include any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein in the light of the circumstances under which they were made not misleading, (ii) it shall be necessary to amend such registration statement or supplement the related prospectus to comply with the Securities Act or the Securities Exchange Act of 1934, as amended (or the Exchange Act), or the respective rules thereunder or (iii) of a Suspension (as defined in the registration rights agreement) by us in accordance with provisions and procedures provided in the registration rights agreement.

Additional interest will accrue on the initial notes subject to such registration default, for so long as they constitute Transfer Restricted Securities, at a rate of 0.50% per annum from and including the date on which any such registration default occurs to but excluding the date on which all such registration defaults have ceased to be continuing. In no event will such additional interest be payable for periods after July 7, 2011. At our written request, the Representative, as such term is defined in the registration rights agreement, may, in its sole discretion, agree to shorten such penalty interest period. In each case, such additional interest is payable in addition to any other interest payable from time to time with respect to the initial notes and the exchange notes. The exchange notes will not contain any additional provisions regarding the payment of additional interest.

Expiration Date; Extensions; Termination; Amendments

The exchange offer expires on the expiration date. The expiration date is 5:00 p.m., New York City time, on          , 2009, unless we in our sole discretion extend the period during which the exchange offer is open, in which event the expiration date is the latest time and date on which the exchange offer, as so extended by us, expires. We reserve the right to extend the exchange offer at any time and from time to time by giving written notice to The Bank of New York Mellon Trust Company, N.A., as the exchange agent, before 9:00 a.m., New York City time, on the first business day following the previously scheduled expiration date and by timely public announcement communicated in accordance with applicable law or regulation. During any extension of the exchange offer, all initial notes previously tendered pursuant to the exchange offer and not validly withdrawn will remain subject to the exchange offer.

The exchange date will occur promptly after the expiration date. We expressly reserve the right to (i) terminate the exchange offer and not accept for exchange any initial notes for any reason, including if any of the events set forth below under “— Conditions to the Exchange Offer” shall have occurred and shall not have been waived by us and (ii) amend the terms of the exchange offer in any manner, whether before or after any tender of the initial notes. If any such termination or amendment occurs, we will notify the exchange agent in writing and will either issue a press release or give written notice to the holders of the initial notes as promptly as practicable. Unless we terminate the exchange offer prior to 5:00 p.m., New York City time, on the expiration date, we will exchange the initial notes for the exchange notes on the exchange date.

If we waive any material condition to the exchange offer, or amend the exchange offer in any other material respect, and if at the time that notice of such waiver or amendment is first published, sent or given to holders of initial notes in the manner specified above, the exchange offer is scheduled to expire at any time earlier than the expiration of a period ending on the fifth business day from, and including, the date that such notice is first so published, sent or given, then the exchange offer will be extended until the expiration of such period of five business days.

This prospectus and the related letters of transmittal and other relevant materials will be mailed by us to record holders of initial notes and will be furnished to brokers, banks and similar persons whose names, or the names of whose nominees, appear on the lists of holders for subsequent transmittal to beneficial owners of initial notes.

How to Tender

The tender to us of initial notes by you pursuant to one of the procedures set forth below will constitute an agreement between you and us in accordance with the terms and subject to the conditions set forth herein and in the applicable letter of transmittal.

General Procedures. To validly tender the initial notes pursuant to the exchange offer, either:

(1)	(i) a properly completed and duly executed letter of transmittal or a facsimile thereof (all references in this prospectus to the letter of transmittal shall be deemed to include a facsimile thereof), together with any required signature guarantees and any other documents required by the letter of transmittal, must be received by the exchange agent at its address or facsimile number set forth on the back cover of this prospectus on or prior to the expiration date and (ii) the certificate(s) representing the initial notes being tendered must be received by the exchange agent on or prior to the expiration date;

(2)	for book-entry transfers, (i) an “agent’s message” (as defined below) properly transmitted through DTC’s Automated Tender Offer Program (or ATOP), together with any other documents required by the letter of transmittal, must be received by the exchange agent at its office set forth on the back cover of this prospectus on or prior to the expiration date and (ii) the initial notes must be tendered pursuant to the procedures for book-entry transfer set forth below and a confirmation of a book-entry transfer of such initial notes into the exchange agent’s account at DTC (which we refer to as a Book-Entry Confirmation) must be received by the exchange agent on or prior to the expiration date; or

(3)	the guaranteed delivery procedures set forth below must be complied with.

The term “agent’s message” means a message, transmitted by DTC and received by the exchange agent and forming part of a Book-Entry Confirmation, which states that DTC has received an express acknowledgment from a participant tendering initial notes that are the subject of the Book-Entry Confirmation that the participant has received and agrees to be bound by the terms of the letter of transmittal, and that we may enforce that agreement against the participant.

If tendered initial notes are registered in the name of the signer of the letter of transmittal and the exchange notes to be issued in exchange therefor are to be issued (and any untendered initial notes are to be reissued) in the name of the registered holder, the signature of such signer need not be guaranteed. In any other case, the tendered initial notes must be endorsed or accompanied by written instruments of transfer in form satisfactory to us and duly executed by the registered holder and the signature on the endorsement or instrument of transfer must be guaranteed by a firm, which we refer to as an Eligible Institution, that is a member of a recognized signature guarantee medallion program within the meaning of Rule 17Ad-15 under the Exchange Act of 1934. If the exchange notes and/or initial notes not exchanged are to be delivered to an address other than that of the registered holder appearing on the note register for the initial notes, the signature on the letter of transmittal must be guaranteed by an Eligible Institution.

Any beneficial owner whose initial notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender initial notes should contact such holder promptly and instruct such holder to tender initial notes on such beneficial owner’s behalf. If such beneficial owner wishes to tender such initial notes himself, such beneficial owner must, prior to completing and executing the letter of transmittal and delivering such initial notes, either make appropriate arrangements to register ownership of the initial notes in such beneficial owner’s name or follow the procedures described in the immediately preceding paragraph. The transfer of record ownership may take considerable time.

Book-Entry Transfer. The exchange agent will make a request to establish an account with respect to the initial notes at DTC for purposes of the exchange offer within two business days after the date of this prospectus. Any financial institution that is a participant in DTC’s systems may utilize DTC’s ATOP procedures to tender initial notes and may make book-entry delivery of initial notes by causing DTC to transfer such initial notes into the exchange agent’s account at DTC in accordance with DTC’s ATOP procedures for transfer. However, although delivery of initial notes may be effected through book-entry transfer at DTC, the letter of transmittal, with any required signature guarantees and any other required documents, must, in any case, be transmitted to and received by the exchange agent at its address or facsimile number set forth on the back cover of this prospectus on or prior to the expiration date, unless the holder either (i) complies with the guaranteed delivery procedures described below or (ii) sends an agent’s message through ATOP.

If delivery is made through ATOP, the exchange for the initial notes so tendered will be made only after a Book-Entry Confirmation and an agent’s message and any other documents required by the letter of transmittal have been received by the exchange agent, in each case on or prior to the expiration date.

The method of delivery of initial notes and all other documents is at your election and risk. If sent by mail, we recommend that you use registered mail, return receipt requested, obtain proper insurance, and complete the mailing sufficiently in advance of the expiration date to permit delivery to the exchange agent on or before the expiration date. Delivery of documents to DTC does not constitute delivery to the exchange agent.

Guaranteed Delivery Procedures. If a holder desires to accept the exchange offer and time will not permit a letter of transmittal or initial notes to reach the exchange agent on or before the expiration date, or the procedures for book-entry transfer set forth above cannot be completed on a timely basis, a tender may nevertheless be effected, provided that all of the following guaranteed delivery procedures are complied with:

(1)	such tenders are made by or through an Eligible Institution;

(2)	the exchange agent has received at its office set forth on the back cover hereof on or prior to the expiration date a properly completed and duly executed notice of guaranteed delivery, by telegram, telex, facsimile transmission, letter or courier, or an electronic message transmitted through ATOP with respect to guaranteed delivery for book-entry transfers, (i) setting forth the name and address of the tendering holder, the name(s) in which the initial notes are registered, the principal amount of the initial notes and, if possible, the certificate number(s) of the initial notes to be tendered, (ii) stating that the tender is being made thereby and (iii) guaranteeing that within three New York Stock Exchange trading days after the date of execution by the Eligible Institution of such notice of guaranteed delivery, or transmission of such electronic message through ATOP for book-entry transfers, the certificates for all physically tendered initial notes, in proper form for transfer, or a Book-Entry Confirmation in the case of book-entry transfers, together with a properly completed and duly executed letter of transmittal with any required signature guarantees, or a properly transmitted agent’s message through ATOP in the case of book-entry transfers, and any other documents required by the letter of transmittal, will be deposited by the Eligible Institution with the exchange agent; and

(3)	the certificates for all physically tendered initial notes, in proper form for transfer, or a Book-Entry Confirmation in the case of book-entry transfers, together with a properly completed and duly executed letter of transmittal with any required signature guarantees, or a properly transmitted agent’s message through ATOP in the case of book-entry transfers, and any other documents required by the letter of transmittal, must be received by the exchange agent within three New York Stock Exchange trading days after the date of execution by the Eligible Institution of the notice of guaranteed delivery or transmission of such electronic message through ATOP with respect to guaranteed delivery for book-entry transfers.

Unless all of the guaranteed delivery procedures set forth in the preceding paragraph are complied with, we may, at our option, reject the tender. Copies of a Notice of Guaranteed Delivery which may be used by Eligible Institutions for the purposes described in this paragraph are being delivered with this prospectus and the related letter of transmittal. A tender will be deemed to have been received as of the date when the tendering holder’s properly completed and duly signed letter of transmittal accompanied by the initial notes (or agent’s message accompanied by a Book-Entry Confirmation in the case of a book-entry transfer) is received by the exchange agent. Issuances of exchange notes in exchange for initial notes tendered pursuant to a notice of guaranteed delivery by an Eligible Institution or an electronic message transmitted through ATOP with respect to guaranteed delivery for book-entry transfers will be made only against deposit of the letter of transmittal (and any other required documents) and the tendered initial notes or, in the case of a book-entry transfer, against deposit of an agent’s message through ATOP (and any other required documents) and a timely Book-Entry Confirmation.

All questions as to the validity, form, eligibility (including time of receipt) and acceptance for exchange of any tender of initial notes will be determined by us and our determination will be final and binding. We reserve the absolute right to reject any or all tenders not in proper form or the acceptances for exchange of which may, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any of the conditions of the exchange offer or any defect or irregularities in tenders of any particular holder whether or not similar defects or irregularities are waived in the case of other holders. None of us, the exchange agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or shall incur any liability for failure to give any such notification. Our interpretation of the terms and conditions of the exchange offer (including the letters of transmittal and the instructions thereto) will be final and binding.

Terms and Conditions of the Letters of Transmittal

The letters of transmittal contain, among other things, the following terms and conditions, which are part of the exchange offer.

The party tendering initial notes for exchange, whom we refer to as the Transferor, exchanges, assigns and transfers the initial notes to us and irrevocably constitutes and appoints the exchange agent as the Transferor’s agent and attorney-in-fact to cause the initial notes to be assigned, transferred and exchanged. The Transferor represents and warrants that it has full power and authority to tender, exchange, assign and transfer the initial notes and to acquire exchange notes issuable upon the exchange of such tendered initial notes, and that, when the same are accepted for exchange, we will acquire good and unencumbered title to the tendered initial notes, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claim. The Transferor also warrants that it will, upon request, execute and deliver any additional documents deemed by us to be necessary or desirable to complete the exchange, assignment and transfer of tendered initial notes. The Transferor further agrees that acceptance of any tendered initial notes by us and the issuance of exchange notes in exchange therefor shall constitute performance in full by us of our obligations under the registration rights agreement and that we shall have no further obligations or liabilities thereunder (except in certain limited circumstances). All authority conferred by the Transferor will survive the death or incapacity of the Transferor and every obligation of the Transferor shall be binding upon the heirs, legal representatives, successors, assigns, executors and administrators of such Transferor.

See “— Terms of the Exchange.”

Withdrawal Rights

Initial notes tendered pursuant to the exchange offer may be withdrawn at any time prior to the expiration date. For a withdrawal to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the exchange agent at its address set forth on the back cover of this prospectus. Any such notice of withdrawal must specify the person named in the letter of transmittal as having tendered initial notes to be withdrawn, the certificate numbers of initial notes to be withdrawn, the principal amount of initial notes to be withdrawn (which must be an authorized denomination), a statement that such holder is withdrawing his election to have such initial notes exchanged, and the name of the registered holder of such initial notes, and must be signed by the holder in the same manner as the original signature on the letter of transmittal (including any required signature guarantees) or be accompanied by documents of transfer sufficient to have the trustee register the transfer of such initial notes into the name of the person withdrawing the tender. The exchange agent will return the properly withdrawn initial notes promptly following receipt of notice of withdrawal. If initial notes have been tendered pursuant to the procedures for book-entry transfer set forth above, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn initial notes or otherwise comply with DTC’s procedures, and in such case the initial notes will be credited to such account by the exchange agent promptly after withdrawal. All questions as to the validity of notices of withdrawals, including time of receipt, will be determined by us, and our determination will be final and binding on all parties.

Acceptance of Initial Notes for Exchange; Delivery of Exchange Notes

Upon the terms and subject to the conditions of the exchange offer, the acceptance for exchange of initial notes validly tendered and not withdrawn and the issuance of the exchange notes will be made on the exchange date. For the purposes of the exchange offer, we shall be deemed to have accepted for exchange validly tendered initial notes when, as and if we have given written notice thereof to the exchange agent.

In all cases, delivery of exchange notes in exchange for initial notes tendered and accepted pursuant to this exchange offer will be made only after timely receipt by the exchange agent of:

(1)	a certificate or certificates representing the initial notes or, in the case of book-entry transfers, a Book-Entry Confirmation;

(2)	a properly completed and duly executed letter of transmittal or, in the case of book-entry transfers, an agent’s message properly transmitted through ATOP; and

(3)	any other documents required by the letter of transmittal.

The exchange agent will act as agent for the tendering holders of initial notes for the purposes of receiving exchange notes from us and causing the initial notes to be assigned, transferred and exchanged. Upon the terms and subject to the conditions of the exchange offer, delivery of exchange notes to be issued in exchange for accepted initial notes will be made by the exchange agent promptly after acceptance of the tendered initial notes. Initial notes not accepted for exchange by us will be returned without expense to the tendering holders (or in the case of initial notes tendered by book-entry transfer into the exchange agent’s account at DTC pursuant to the procedures described above, such non-exchanged initial notes will be credited to an account maintained with DTC) promptly following the expiration date or, if we terminate the exchange offer prior to the expiration date, promptly after the exchange offer is so terminated.

Conditions to the Exchange Offer

We are not required to accept for exchange, or to issue exchange notes in exchange for, any outstanding initial notes. We may terminate or extend the exchange offer by oral or written notice to the exchange agent and by timely public announcement communicated in accordance with applicable law or regulation for any reason, if any of the following shall have occurred:

•	any federal law, statute, rule, regulation or interpretation of the staff of the SEC has been proposed, adopted or enacted that, in our judgment, might impair our ability to proceed with the exchange offer or otherwise make it inadvisable to proceed with the exchange offer;

•	an action or proceeding has been instituted or threatened in any court or by any governmental agency that, in our judgment, might impair our ability to proceed with the exchange offer or otherwise make it inadvisable to proceed with the exchange offer;

•	there has occurred a material adverse development in any existing action or proceeding that might impair our ability to proceed with the exchange offer or otherwise make it inadvisable to proceed with the exchange offer;

•	any stop order is threatened or in effect with respect to the registration statement of which this prospectus is a part or the qualification of the indenture under the Trust Indenture Act of 1939;

•	all governmental approvals that we deem necessary for the consummation of the exchange offer have not been obtained;

•	there is a change in the current interpretation by the staff of the SEC which permits holders who have made the required representations to us to resell, offer for resale, or otherwise transfer exchange notes issued in the exchange offer without registration of the exchange notes and delivery of a prospectus; or

•	a material adverse change shall have occurred in our business, condition, operations or prospects.

The foregoing conditions are for our sole benefit and may be asserted by us with respect to all or any portion of the exchange offer regardless of the circumstances (including any action or inaction by us) giving rise to such condition or may be waived by us in whole or in part at any time or from time to time in our sole discretion. The failure by us at any time to exercise any of the foregoing rights will not be deemed a waiver of any such right, and each right will be deemed an ongoing right which may be asserted at any time or from time to time. In addition, we have reserved the right, notwithstanding the satisfaction of each of the foregoing conditions, to terminate or amend the exchange offer.

Any determination by us concerning the fulfillment or non-fulfillment of any conditions will be final and binding upon all parties.

Exchange Agent

The Bank of New York Mellon Trust Company, N.A. has been appointed as the exchange agent for the exchange offer. Letters of transmittal must be addressed to the exchange agent at its address set forth on the back cover page of this prospectus. Delivery to an address other than as set forth herein, or transmissions of instructions via a facsimile or telex number other than the ones set forth herein, will not constitute a valid delivery. The Bank of New York Mellon Trust Company, N.A. is the trustee under the indenture. The Bank of New York Mellon Trust Company, N.A. (or one of its affiliates) currently serves, and may in the future serve, as trustee under indentures evidencing other indebtedness of us and our affiliates. The Bank of New York Mellon Trust Company, N.A. (or one of its affiliates) is also, and may in the future be, a lender under credit facilities for us and our affiliates.

Solicitation of Tenders; Expenses

We have not retained any dealer-manager or similar agent in connection with the exchange offer and will not make any payments to brokers, dealers or others for soliciting acceptances of the exchange offer. We will, however, pay the exchange agent reasonable and customary fees for its services and will reimburse it for reasonable out-of-pocket expenses in connection therewith. We will also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding tenders for their customers. The expenses to be incurred in connection with the exchange offer, including the fees and expenses of the exchange agent and printing, accounting and legal fees, will be paid by us and are estimated at approximately $250,000.

No dealer, salesperson or other individual has been authorized to give any information or to make any representations not contained in this prospectus in connection with the exchange offer. If given or made, such information or representations must not be relied upon as having been authorized by us. Neither the delivery of this prospectus nor any exchange made hereunder shall, under any circumstances, create any implication that there has been no change in our affairs since the respective dates as of which information is given herein.

The exchange offer is not being made to (nor will tenders be accepted from or on behalf of) holders of initial notes in any jurisdiction in which the making of the exchange offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. However, we may, at our discretion, take such action as we may deem necessary to make the exchange offer in any such jurisdiction and extend the exchange offer to holders of initial notes in such jurisdiction. In any jurisdiction the securities laws or blue sky laws of which require the exchange offer to be made by a licensed broker or dealer, the exchange offer is being made on behalf of us by one or more registered brokers or dealers which are licensed under the laws of such jurisdiction.

Appraisal Rights

You will not have appraisal rights in connection with the exchange offer.

U.S. Federal Income Tax Consequences

The exchange of initial notes for exchange notes will not be a taxable exchange for U.S. federal income tax purposes, and holders will not recognize any taxable gain or loss or any interest income as a result of such exchange. See “Certain U.S. Federal Income Tax Considerations.”

Other

Participation in the exchange offer is voluntary and you should carefully consider whether to accept. You are urged to consult your financial and tax advisors in making your own decisions on what action to take.

As a result of the making of, and upon acceptance for exchange of all validly tendered initial notes pursuant to the terms of this exchange offer, we will have fulfilled a covenant contained in the terms of the initial notes and the registration rights agreement. Holders of the initial notes who do not tender their initial notes in the exchange offer will continue to hold such initial notes and will be entitled to all the rights, and limitations applicable thereto, under the indenture, except for any such rights under the registration rights agreement which by their terms terminate or cease to have further effect as a result of the making of this exchange offer. See “Description of the Notes.” All untendered initial notes will continue to be subject to the restriction, on transfer set forth in the indenture. To the extent that initial notes are tendered and accepted in the exchange offer, the trading market, if any, for the initial notes could be adversely affected. See “Risk Factors — Your ability to sell your initial notes may be significantly more limited and the price at which you may be able to sell your initial notes may be significantly lower if you do not exchange them for registered exchange notes in the exchange offer.”

We may in the future seek to acquire untendered initial notes in open market or privately negotiated transactions, through subsequent exchange offers or otherwise. We have no present plan to acquire any initial notes which are not tendered in the exchange offer.

SELECTED HISTORICAL FINANCIAL AND OPERATING DATA

The following table sets forth our selected consolidated historical financial and operating data, which should be read in conjunction with our historical Consolidated Financial Statements and notes thereto incorporated by reference into this prospectus. The selected consolidated historical financial and operating data as of June 30, 2009, and for the six-month periods ended June 30, 2009 and 2008, have been derived from our historical unaudited interim Consolidated Financial Statements and notes thereto incorporated by reference into this prospectus. In the opinion of management, these historical unaudited interim Consolidated Financial Statements include all adjustments necessary for a fair presentation. Effective January 1, 2009, we adopted Statement of Financial Accounting Standards No. 160, “Noncontrolling Interests in Consolidated Financial Statements — an amendment of ARB No. 51” (or SFAS No. 160). The adoption of SFAS No. 160 did not materially impact our consolidated financial condition, results of operations or cash flows, but did impact the presentation of noncontrolling interests in our Consolidated Financial Statements. The selected consolidated historical financial and operating data as of December 31, 2008 and 2007, and for each of the three years in the period ended December 31, 2008, have been derived from our historical audited Consolidated Financial Statements and notes thereto, incorporated by reference into this prospectus, and have been retrospectively adjusted for the adoption of SFAS No. 160. The selected consolidated historical financial and operating data as of December 31, 2006, 2005 and 2004, and for the years ended December 31, 2005 and 2004, have been derived from our historical audited Consolidated Financial Statements and notes thereto, not included in or incorporated by reference into this prospectus, and have been retrospectively adjusted for the adoption of SFAS No. 160.

	Six-Month Periods
	Ended June 30,		Years Ended December 31,
	2009	2008	2008	2007	2006(1)	2005	2004
	(in millions)

Consolidated Statements of Operations Data:
Operating revenue	$5,471	$6,348	$12,668	$12,376	$10,301	$7,116	$6,553
Depreciation and amortization	611	570	1,129	1,150	1,007	608	638
Total operating costs and expenses	4,310	4,993	9,840	9,688	8,181	5,587	5,028
Operating income	1,161	1,355	2,828	2,688	2,120	1,529	1,525
Interest expense, net of capitalized interest	623	635	1,279	1,266	1,112	874	883
Income from continuing operations(2)	500	571	1,871	1,219	943	573	551
Income (loss) from discontinued operations, net of tax(3)	—	—	—	—	—	5	(368)
Net income attributable to noncontrolling interests	12	9	21	30	27	15	13
Net income attributable to MEHC(2)	488	562	1,850	1,189	916	563	170

	As of
	June 30,	As of December 31,
	2009	2008	2007	2006(1)	2005	2004
	(in millions)

Consolidated Balance Sheets Data:
Property, plant and equipment, net	$29,987	$28,454	$26,221	$24,039	$11,915	$11,607
Total assets	41,838	41,441	39,216	36,447	20,371	19,904
Short-term debt	314	836	130	552	70	9
Long-term debt, including current maturities:
MEHC senior debt	5,121	5,121	5,471	4,479	2,766	3,032
MEHC subordinated debt – Berkshire Hathaway	520	1,087	821	1,055	1,289	1,478
MEHC subordinated debt – other	236	234	304	302	299	297
Subsidiary debt	14,037	12,954	13,097	11,614	7,150	7,191
Total MEHC shareholders’ equity	10,952	10,207	9,326	8,011	3,385	2,971
Noncontrolling interests	267	270	256	242	110	104

	Six-Month Periods
	Ended June 30,				Years Ended December 31,
	2009		2008		2008		2007		2006(1)		2005		2004
	(in millions, except ratios)

Other Consolidated Financial Data:
Capital expenditures	$1,693		$1,576		$3,937		$3,512		$2,423		$1,196		$1,179
Net cash flows from operating activities	1,782		1,292		2,587		2,335		1,923		1,311		1,425
Net cash flows from investing activities	(714)		(1,165)		(4,344)		(3,250)		(7,321)		(1,551)		(1,098)
Net cash flows from financing activities	(477)		(305)		866		1,747		5,377		(219)		(105)
Ratio of earnings to fixed charges(4)	2.0	x	2.2	x	3.0	x	2.2	x	2.1	x	1.8	x	1.9x

(1)	Reflects the acquisition of PacifiCorp on March 21, 2006.

(2)	Reflects the $646 million after-tax gain recognized on the termination of the Constellation Energy Group, Inc. merger agreement on December 17, 2008.

(3)	An indirect wholly owned subsidiary of ours owned a facility in California designed to recover zinc from geothermal brine. Effective September 10, 2004, management ceased the operation of the facility, which resulted in a non-cash, after-tax impairment charge of $340 million being recorded to write off the facility’s assets, rights to quantities of extractable minerals, and allocated goodwill. The charge and related activity, including the reclassification of such activity for all periods presented, are classified separately as discontinued operations. Substantially all of the remainder of the loss from discontinued operations in 2004 reflects losses incurred from operating the facility. The income from discontinued operations in 2005 reflects the proceeds received from the sale of assets, partially offset by the disposal costs incurred, in connection with the dismantling and decommissioning of the facility.

(4)	For purposes of calculating the ratio of earnings to fixed charges, earnings are divided by fixed charges. The term earnings is the amount resulting from adding and subtracting the following items. Add the following: (a) income from continuing operations before income tax expense and equity income, (b) fixed charges and (c) distributions from equity investees. Subtract the following: (a) capitalized interest of our non-rate regulated subsidiaries and (b) the pre-tax earnings required to cover any preferred stock dividend requirements of consolidated subsidiaries, which represents preferred dividends multiplied by the ratio which pre-tax income from continuing operations bears to income from continuing operations. Fixed charges represent the aggregate of (a) interest costs, (b) amortization of deferred financing costs and unamortized discounts or premiums relating to any indebtedness, (c) estimated interest portion of rental payments and (d) pre-tax earnings required to cover any preferred stock dividend requirements of consolidated subsidiaries.

DESCRIPTION OF THE NOTES

The initial notes were, and the exchange notes will be, issued pursuant to a supplemental indenture to the indenture, dated as of October 4, 2002, as amended to date, between us and The Bank of New York Mellon Trust Company, N.A, as trustee. The term “indenture” when used in this prospectus will refer to the indenture as amended by all supplemental indentures executed and delivered on or prior to the date on which the notes are issued and sold. The terms of the notes include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended.

On October 4, 2002, we issued $200,000,000 of our 4.625% Senior Notes due 2007 (hereafter referred to as the series A notes) and $500,000,000 of our 5.875% Senior Notes due 2012 (hereafter referred to as the series B notes); on May 16, 2003, we issued $450,000,000 of our 3.50% Senior Notes due 2008 (hereafter referred to as the series C notes); on February 12, 2004, we issued $250,000,000 of our 5.00% Senior Notes due 2014 (hereafter referred to as the series D notes); on March 24, 2006, we issued $1,700,000,000 of our 6.125% Senior Bonds due 2036 (hereafter referred to as the series E bonds); on May 11, 2007, we issued $550,000,000 of our 5.95% Senior Bonds due 2037 (hereafter referred to as the series F bonds); on August 28, 2007, we issued $1,000,000,000 of our 6.50% Senior Bonds due 2037 (hereafter referred to as the series G bonds), and on March 28, 2008, we issued $650,000,000 of our 5.75% Senior Notes due 2018 (hereafter referred to as the series H notes), in each case pursuant to the indenture. The series A notes and the series C notes have been repaid in full. Unless otherwise indicated, references hereafter to the securities in this prospectus include the series B notes, the series D notes, the series E bonds, the series F bonds, the series G bonds, the series H notes and the notes (and any other series of notes, bonds or other securities hereafter issued under a supplemental indenture or otherwise pursuant to the indenture), except that any references to “securities” in this prospectus, to the extent related to a determination of whether a “Change of Control” has occurred (and the related definitions), refer only to the notes and the series E bonds, the series F bonds, the series G bonds and the series H notes. The principal difference between the Change of Control provisions for the notes and the series E, F and G bonds and the series H notes and the comparable provisions for all other series of securities issued under the indenture relates to the definition of the applicable “Rating Decline.”

The following description is a summary of the material provisions of the indenture and the related registration rights agreement. It does not restate those agreements in their entirety. We urge you to read the indenture and the registration rights agreement because they, and not this description, define your rights as a holder of the notes. The definitions of certain capitalized terms used in the following summary are set forth below under “— Definitions.”

General

The indenture does not limit the aggregate principal amount of the debt securities that may be issued thereunder and provides that debt securities may be issued from time to time in one or more series.

The initial notes were initially offered in the aggregate principal amount of $250,000,000. We may, without the consent of the holders, increase such principal amount in the future on the same terms and conditions (except for the issue date and issue price) and with the same CUSIP number(s) as the notes.

The initial notes were, and the exchange notes will be, issued in one series, will bear interest at the rate of 3.15% per annum and will mature on July 15, 2012. Interest on the notes is payable semi-annually in arrears on each January 15 and July 15, commencing January 15, 2010, to the holders thereof at the close of business on the preceding January 1 and July 1, respectively. Interest on the notes will be computed on the basis of a 360-day year of twelve 30-day months.

The initial notes were, and the exchange notes will be, issued without coupons and in fully registered form only in denominations of $2,000 and any integral multiple of $1,000 in excess thereof.

MEHC files certain reports and other information with the SEC in accordance with the requirements of Sections 13 and 15(d) under the Exchange Act. See “Where You Can Find More Information.” In addition, at any time that Sections 13 and 15(d) cease to apply to MEHC, we will covenant, and have covenanted in the indenture to file comparable reports and information with the trustee and the SEC, and mail such reports and information to holders of securities at their registered addresses, for so long as any securities remain outstanding.

If (i) the registration statement of which this prospectus is a part is not declared effective by the SEC within 365 days after the closing date of the offering of the initial notes, (ii) a shelf registration statement with respect to the resale of the notes which is required under the registration rights agreement is not declared effective by the SEC before the later of 150 days after the date our obligation to file such shelf registration statement arises or 365 days after the closing date for the initial notes or (iii) any of the foregoing registration statements (or the prospectuses related thereto) after being declared effective by the SEC cease to be so effective or usable (subject to certain exceptions) in connection with certain resales of the initial notes or exchange notes for the periods specified and in accordance with the registration rights agreement, the interest rate on the notes that are then subject to such cessation or other registration default and qualify as Transfer Restricted Securities will increase by 0.5% from and including the date on which any such event occurs until no later than July 7, 2011. The exchange offer, registration rights and additional interest provisions are more fully described under “The Exchange Offer.”

Any initial notes that remain outstanding after the consummation of the exchange offer, together with all exchange notes issued in connection with the exchange offer, will be treated as a single class of securities under the indenture.

Optional Redemption

General

The notes will be redeemable in whole or in part, at our option at any time, at a redemption price equal to the greater of:

(1)	100% of the principal amount of the notes being redeemed; or

(2)	the sum of the present values of the remaining scheduled payments of principal of and interest on the notes being redeemed discounted to the date of redemption on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at a discount rate equal to the Treasury Yield plus 30 basis points, plus, for (1) or (2) above, whichever is applicable, accrued interest on such notes to the date of redemption.

Notice of redemption shall be given not less than 30 days nor more than 60 days prior to the date of redemption. If fewer than all of the notes are to be redeemed, the selection of the notes for redemption will be made by the trustee pro rata among all outstanding notes.

Unless we default in payment of the Redemption Price (as defined below), from and after the date of redemption the notes or portions of notes called for redemption will cease to bear interest, and the holders of those notes will have no right in respect of those notes except the right to receive the applicable Redemption Price.

Optional Redemption Provisions

Under the procedures described above, the price payable upon the optional redemption at any time of a note (or the Redemption Price) is determined by calculating the present value (or the Present Value) at such time of each remaining payment of principal of or interest on such note and then totaling those Present Values. If the sum of those Present Values is equal to or less than 100% of the principal amount of such note, the Redemption Price of such note will be 100% of its principal amount (redemption at par). If the sum of those Present Values is greater than 100% of the principal amount of such note, the Redemption Price of such note will be such greater amount (redemption at a premium). In no event may a note be redeemed optionally at less than 100% of its principal amount.

The Present Value at any time of a payment of principal of or interest on a note is calculated by applying to such payment the discount rate (or the Discount Rate) applicable to such payment. The Discount Rate applicable at any time to payment of principal of or interest on a note equals the equivalent yield to maturity at such time of a fixed rate U.S. treasury security having a maturity comparable to the maturity of such payment plus 30 basis points, such yield being calculated on the basis of the interest rate borne by such U.S. treasury security and the price at such time of such security. The U.S. treasury security employed in the calculation of a Discount Rate (or a Relevant Security) as well as the price and equivalent yield to maturity of such Relevant Security will be selected or determined by an Independent Investment Banker.

Whether the sum of the Present Values of the remaining payments of principal of and interest on a note to be redeemed optionally will or will not exceed 100% of its principal amount and, accordingly, whether such note will be redeemed at par or at a premium will depend on the Discount Rate used to calculate such Present Values. Such Discount Rate, in turn, will depend upon the equivalent yield to maturity of a Relevant Security, which yield will itself depend on the interest rate borne by, and the price of, the Relevant Security. While the interest rate borne by the Relevant Security is fixed, the price of the Relevant Security tends to vary with interest rate levels prevailing from time to time. In general, if at a particular time the prevailing level of interest rates for a newly issued U.S. treasury security having a maturity comparable to that of a Relevant Security is higher than the level of interest rates for newly issued U.S. treasury securities having a maturity comparable to such Relevant Security prevailing at the time the Relevant Security was issued, the price of the Relevant Security will be lower than its issue price. Conversely, if at a particular time the prevailing level of interest rates for a newly issued U.S. treasury security having a maturity comparable to that of a Relevant Security is lower than the level of interest rates prevailing for newly issued U.S. treasury securities having a maturity comparable to the Relevant Security at the time the Relevant Security was issued, the price of the Relevant Security will be higher than its issue price.

Because the equivalent yield to maturity on a Relevant Security depends on the interest rate it bears and its price, an increase or a decrease in the level of interest rates for newly issued U.S. treasury securities with a maturity comparable to that of a Relevant Security above or below the levels of interest rates for newly issued U.S. treasury securities having a maturity comparable to the Relevant Security prevailing at the time of issue of the Relevant Security will generally result in an increase or a decrease, respectively, in the Discount Rate used to determine the Present Value of a payment of principal of or interest on a note. An increase or a decrease in the Discount Rate, and therefore an increase or a decrease in the levels of interest rates for newly issued U.S. treasury securities having a maturity comparable to the Relevant Security, will result in a decrease or an increase, respectively, of the Present Value of a payment of principal of or interest on a note. In other words, the Redemption Price varies inversely with the levels of interest rates for newly issued U.S. treasury securities having a maturity comparable to the Comparable Treasury Issue. As noted above, however, if the sum of the Present Values of the remaining payments of principal of and interest on a note proposed to be redeemed is less than its principal amount, such note may only be redeemed at par.

Sinking Fund

The notes will not be subject to any mandatory sinking fund.

Ranking

The notes are general, unsecured senior obligations of MEHC and will rank pari passu in right of payment with all other existing and future senior unsecured obligations of MEHC (including the series B notes, series D notes, series E bonds, series F bonds, series G bonds and series H notes) and senior in right of payment to all existing and future subordinated obligations of MEHC. The notes will be effectively subordinated to all existing and future secured obligations of MEHC and to all existing and future obligations of MEHC’s Subsidiaries. At June 30, 2009, MEHC’s outstanding senior indebtedness was $5.121 billion and MEHC’s outstanding subordinated indebtedness, which consists of MEHC’s trust preferred securities, was $756 million. These amounts exclude MEHC’s guarantees and letters of credit in respect of Subsidiary and equity investment indebtedness aggregating $91 million as of June 30, 2009. MEHC’s Subsidiaries also have significant amounts of indebtedness. At June 30, 2009, MEHC’s consolidated Subsidiaries had outstanding indebtedness totaling $14.037 billion. This amount does not include (i) any trade debt, (ii) preferred stock obligations of MEHC’s Subsidiaries, (iii) MEHC’s Subsidiaries’ letters of credit in respect of their indebtedness or (iv) MEHC’s share of the outstanding indebtedness of its and its Subsidiaries’ equity investments.

Covenants

Except as set forth under “— Defeasance and Discharge — Covenant Defeasance” below, for so long as any securities remain outstanding, we will comply with the terms of the covenants set forth below.

Restrictions on Liens

MEHC will not be permitted to pledge, mortgage, hypothecate or permit to exist any pledge, mortgage or other Lien upon any property or assets at any time directly owned by MEHC to secure any indebtedness for money borrowed which is incurred, issued, assumed or guaranteed by MEHC (or Indebtedness for Borrowed Money), without making effective provisions whereby the outstanding securities will be equally and ratably secured with any and all such Indebtedness for Borrowed Money and with any other Indebtedness for Borrowed Money similarly entitled to be equally and ratably secured; provided, however, that this restriction will not apply to or prevent the creation or existence of:

(1)	any Liens existing prior to the issuance of the securities;

(2)	purchase money Liens that do not exceed the cost or value of the purchased property or assets;

(3)	any Liens not to exceed 10% of Consolidated Net Tangible Assets; and

(4)	any Liens on property or assets granted in connection with extending, renewing, replacing or refinancing in whole or in part the Indebtedness for Borrowed Money (including, without limitation, increasing the principal amount of such Indebtedness for Borrowed Money) secured by Liens described in the foregoing clauses (1) through (3), provided that the Liens in connection with any such extension, renewal, replacement or refinancing will be limited to the specific property or assets that was subject to the original Lien.

In the event that MEHC proposes to pledge, mortgage or hypothecate or permit to exist any pledge, mortgage or other Lien upon any property or assets at any time directly owned by it to secure any Indebtedness for Borrowed Money, other than as permitted by clauses (1) through (4) of the previous paragraph, MEHC will give prior written notice thereof to the trustee and MEHC will, prior to or simultaneously with such pledge, mortgage or hypothecation, effectively secure all the securities equally and ratably with such Indebtedness for Borrowed Money.

The foregoing covenant will not restrict the ability of our Subsidiaries and affiliates to pledge, mortgage, hypothecate or permit to exist any mortgage, pledge or Lien upon their property or assets, in connection with project financings or otherwise.

Consolidation, Merger, Conveyance, Sale or Lease

So long as any securities are outstanding, MEHC is not permitted to consolidate with or merge with or into any other person, or convey, transfer or lease its consolidated properties and assets substantially as an entirety to any person, or permit any person to merge into or consolidate with MEHC, unless (1) MEHC is the surviving or continuing corporation or the surviving or continuing corporation or purchaser or lessee is a corporation incorporated under the laws of the U.S., one of the states thereof or the District of Columbia or Canada and assumes MEHC’s obligations under the securities and under the indenture and (2) immediately before and after such transaction, no event of default under the indenture shall have occurred and be continuing.

Except for a sale of the consolidated properties and assets of MEHC substantially as an entirety as provided above, and other than properties or assets required to be sold to conform with laws or governmental regulations, MEHC is not permitted, directly or indirectly, to sell or otherwise dispose of any of its consolidated properties or assets (other than short-term, readily marketable investments purchased for cash management purposes with funds not representing the proceeds of other asset sales) if on a pro forma basis, the aggregate net book value of all such sales during the most recent 12-month period would exceed 10% of Consolidated Net Tangible Assets computed as of the end of the most recent quarter preceding such sale; provided, however, that (1) any such sales shall be disregarded for purposes of this 10% limitation if the net proceeds are invested in properties or assets in similar or related lines of business of MEHC and its Subsidiaries, including, without limitation, any of the lines of business in which MEHC or any of its Subsidiaries is engaged on the date of such sale or disposition, and (2) MEHC may sell or otherwise dispose of consolidated properties and assets in excess of such 10% limitation if the net proceeds from such sales or dispositions, which are not reinvested as provided above, are retained by MEHC as cash or Cash Equivalents or used to retire its Indebtedness for Borrowed Money (other than Indebtedness for Borrowed Money which is subordinated to the securities) and that of its Subsidiaries.

The covenant described immediately above includes a phrase relating to a conveyance, transfer or lease of our consolidated properties and assets “substantially as an entirety.” Although there is a limited body of case law interpreting the phrase “substantially as an entirety,” there is no precise established definition of the phrase under applicable law. Accordingly, the nature and extent of the restriction on our ability to convey, transfer or lease our consolidated properties or assets substantially as an entirety, and the protections provided to the holders of securities by such restriction, may be uncertain.

Purchase of Securities Upon a Change of Control

Upon the occurrence of a Change of Control, each holder of the securities will have the right to require that we repurchase all or any part of such holder’s securities at a purchase price in cash equal to 101% of the principal thereof on the date of purchase plus accrued interest, if any, to the date of purchase.

The Change of Control provisions may not be waived by the trustee or by our board of directors, and any modification thereof must be approved by each holder. Nevertheless, the Change of Control provisions will not necessarily afford protection to holders, including protection against an adverse effect on the value of the securities of any series, including the notes, in the event that we or our Subsidiaries incur additional Debt, whether through recapitalizations or otherwise.

Within 30 days following a Change of Control, we will mail a notice to each holder of the securities with a copy to the trustee, stating the following:

(1)	that a Change of Control has occurred and that such holder has the right to require us to purchase such holder’s securities at the purchase price described above (or the Change of Control Offer);

(2)	the circumstances and relevant facts regarding such Change of Control (including information with respect to pro forma historical income, cash flow and capitalization after giving effect to such Change of Control);

(3)	the purchase date (which will be not earlier than 30 days nor later than 60 days from the date such notice is mailed) (or the Purchase Date);

(4)	that after the Purchase Date interest on such security will continue to accrue (except as provided in clause (5));

(5)	that any security properly tendered pursuant to the Change of Control Offer will cease to accrue interest after the Purchase Date (assuming sufficient moneys for the purchase thereof are deposited with the trustee);

(6)	that holders electing to have a security purchased pursuant to a Change of Control Offer will be required to surrender the security, with the form entitled “Option of Holder To Elect Purchase” on the reverse of the security completed, to the paying agent at the address specified in the notice prior to the close of business on the fifth business day prior to the Purchase Date;

(7)	that a holder will be entitled to withdraw such holder’s election if the paying agent receives, not later than the close of business on the third business day (or such shorter periods as may be required by applicable law) preceding the Purchase Date, a telegram, telex, facsimile transmission or letter setting forth the name of the holder, the principal amount of securities the holder delivered for purchase, and a statement that such holder is withdrawing his election to have such securities of such series purchased; and

(8)	that holders that elect to have their securities purchased only in part will be issued new securities having a principal amount equal to the portion of the securities that were surrendered but not tendered and purchased.

On the Purchase Date, we will (1) accept for payment all securities or portions thereof tendered pursuant to the Change of Control Offer, (2) deposit with the trustee money sufficient to pay the purchase price of all securities or portions thereof so tendered for purchase and (3) deliver or cause to be delivered to the trustee the securities properly tendered together with an officer’s certificate identifying the securities or portions thereof tendered to us for purchase. The trustee will promptly mail, to the holders of the securities properly tendered and purchased, payment in an amount equal to the purchase price, and promptly authenticate and mail to each holder a new security having a principal amount equal to any portion of such holder’s securities that were surrendered but not tendered and purchased. We will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Purchase Date.

If we are prohibited by applicable law from making the Change of Control Offer or purchasing securities of any series, including the notes, thereunder, we need not make a Change of Control Offer pursuant to this covenant for so long as such prohibition is in effect.

We will comply with all applicable tender offer rules, including, without limitation, Rule 14e-1 under the Exchange Act, in connection with a Change of Control Offer.

Events of Default

An event of default with respect to the securities of any series, including the notes, will be defined in the indenture as being any one of the following events:

(1)	default as to the payment of principal of, or premium, if any, on any security of that series or as to any payment required in connection with a Change of Control;

(2)	default as to the payment of interest on any security of that series for 30 days after payment is due;

(3)	failure to make a Change of Control Offer required under the covenants described under “Purchase of Securities Upon a Change of Control” above or a failure to purchase the securities of that series tendered in respect of such Change of Control Offer;

(4)	default by us in the performance, or breach, of any covenant, agreement or warranty contained in the indenture and the securities of that series and such failure continues for 30 days after written notice is given to us by the trustee or to us and the trustee by the holders of at least a majority in aggregate principal amount outstanding of the securities of that series, as provided in the indenture;

(5)	default on any other Debt of MEHC or any Significant Subsidiary (other than Debt that is Non-Recourse to MEHC) if either (x) such default results from failure to pay principal of such Debt in excess of $100 million when due after any applicable grace period or (y) as a result of such default, the maturity of such Debt has been accelerated prior to its scheduled maturity and such default has not been cured within the applicable grace period, and such acceleration has not been rescinded, and the principal amount of such Debt, together with the principal amount of any other Debt of MEHC and its Significant Subsidiaries (not including Debt that is Non-Recourse to MEHC) that is in default as to principal, or the maturity of which has been accelerated, aggregates $100 million or more;

(6)	the entry by a court of one or more judgments or orders against MEHC or any Significant Subsidiary for the payment of money that in the aggregate exceeds $100 million (excluding (i) the amount thereof covered by insurance or by a bond written by a person other than an affiliate of MEHC (other than, with respect to the series D notes, the series E, F or G bonds, the series H notes and the notes, Berkshire Hathaway or any of its affiliates that provide commercial insurance in the ordinary course of their business) and (ii) judgments that are Non-Recourse to MEHC), which judgments or orders have not been vacated, discharged or satisfied or stayed pending appeal within 60 days from the entry thereof, provided that such a judgment or order will not be an event of default if such judgment or order does not require any payment by MEHC; and

(7)	certain events involving bankruptcy, insolvency or reorganization of MEHC or any of its Significant Subsidiaries.

The indenture provides that the trustee may withhold notice to the holders of any default (except in payment of principal of, premium, if any, or interest on any series of securities and any payment required in connection with a Change of Control) if the trustee considers it in the interest of holders to do so.

The indenture provides that if an event of default with respect to the securities of any series at the time outstanding, including the notes (other than an event of bankruptcy, insolvency or reorganization of MEHC or a Significant Subsidiary) has occurred and is continuing, either the trustee or (i) in the case of any event of default described in clause (1) or (2) above, the holders of at least 33% in aggregate principal amount of the securities of that series then outstanding, or (ii) in the case of any other event of default, the holders of at least a majority in aggregate principal amount of the securities of that series then outstanding, may declare the principal of and any accrued interest on all securities of that series to be due and payable immediately, but upon certain conditions such declaration may be annulled and past defaults (except, unless theretofore cured, a default in payment of principal of, premium, if any, or interest on the securities of that series or any payment required in connection with a Change of Control) may be waived by the holders of a majority in principal amount of the securities of that series then outstanding. If an event of default due to the bankruptcy, insolvency or reorganization of MEHC or a Significant Subsidiary occurs, the indenture provides that the entire principal amount of and any interest accrued on all securities will become immediately due and payable without any action by the trustee, the holders of securities or any other person.

The holders of a majority in principal amount of the securities of any series then outstanding, including the notes, will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee under the indenture with respect to the securities of such series, subject to certain limitations specified in the indenture, provided that the holders of securities of such series must have offered to the trustee reasonable indemnity against expenses and liabilities.

The indenture requires the annual filing by MEHC with the trustee of a written statement as to its knowledge of the existence of any default in the performance and observance of any of the covenants contained in the indenture.

Modification of the Indenture

The indenture contains provisions permitting us and the trustee, with the consent of the holders of not less than a majority in principal amount of the outstanding securities of each series affected by the modification, including the notes, to modify the indenture or the rights of the holders of such series, except that no such modification may (1) extend the stated maturity of the principal of or any installment of interest on the securities, reduce the principal amount thereof or the interest rate thereon, reduce any premium payable on redemption or purchase thereof, impair the right of any holder to institute suit for the enforcement of any such payment on or after the stated maturity thereof or make any change in the covenants regarding a Change of Control or the related definitions without the consent of the holder of each outstanding security so affected, or (2) reduce the percentage of any series of securities, the consent of the holders of which is required for any such modification, without the consent of the holders of all series of securities then outstanding.

Defeasance and Discharge

Legal Defeasance

The indenture provides that we will be deemed to have paid and will be discharged from any and all obligations in respect of the notes or any other series of securities issued thereunder on the 123rd day after the deposit referred to below has been made (or immediately if an opinion of counsel is delivered to the effect described in clause (B)(3)(y) below), and the provisions of the indenture will cease to be applicable with respect to the securities of such series (except for, among other matters, certain obligations to register the transfer or exchange of the securities of such series, to replace stolen, lost or mutilated securities of such series, to maintain paying agents and to hold monies for payment in trust) if, among other things:

(A)	we have deposited with the trustee, in trust, money and/or U.S. Government Obligations that through the payment of interest and principal in respect thereof in accordance with their terms will provide money in an amount sufficient to pay the principal of, premium, if any, and accrued and unpaid interest on the applicable securities, on the respective stated maturities of the securities or, if we make arrangements satisfactory to the trustee for the redemption of the securities prior to their stated maturity, on any earlier redemption date in accordance with the terms of the indenture and the applicable securities;

(B)	we have delivered to the trustee:

(1)	either (x) an opinion of counsel to the effect that holders of securities of such series will not recognize income, gain or loss for federal income tax purposes as a result of such deposit, defeasance and discharge and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit, defeasance and discharge had not occurred and we had paid or redeemed such securities on the applicable dates, which opinion of counsel must be based upon a ruling of the IRS to the same effect or a change in applicable federal income tax law or related Treasury regulations after the date of the indenture, or (y) a ruling directed to the trustee or us received from the IRS to the same effect as the aforementioned opinion of counsel;

(2)	an opinion of counsel to the effect that the creation of the defeasance trust does not violate the Investment Company Act of 1940; and

(3)	an opinion of counsel to the effect that either (x) after the passage of 123 days following the deposit referred to in clause (A) above, the trust fund will not be subject to the effect of Section 547 or 548 of the U.S. Bankruptcy Code or Section 15 of the New York Debtor and Creditor Law or (y) based upon existing precedents, if the matter were properly briefed, a court should hold that the deposit of moneys and/or U.S. Government Obligations as provided in clause (A) above would not constitute a preference voidable under Section 547 or 548 of the U.S. Bankruptcy Code or Section 15 of the New York Debtor and Creditor Law;

(C)	if at such time the securities are listed on a national securities exchange, we have delivered to the trustee an opinion of counsel to the effect that the securities will not be delisted as a result of such deposit, defeasance and discharge; and

(D)	immediately after giving effect to such deposit referred to in clause (A) above on a pro forma basis, no event of default under the indenture, or event that after the giving of notice or lapse of time or both would become an event of default, will have occurred and be continuing on the date of such deposit or (unless an opinion of counsel is delivered to the effect described in clause (B)(3)(y) above) during the period ending on the 123rd day after the date of such deposit, and such deposit and discharge will not result in a breach or violation of, or constitute a default under, any other material agreement or instrument to which MEHC is a party or by which it is bound.

Covenant Defeasance

The indenture further provides that the provisions of the covenants described herein under “— Covenants — Restrictions on Liens,” “— Consolidation, Merger, Conveyance, Sale or Lease” and “— Purchase of Securities Upon a Change of Control,” clauses (3) and (4) under “Events of Default” with respect to such covenants, clause (2) under “Events of Default” with respect to offers to purchase upon a Change of Control as described above and clauses (5) and (6) under “Events of Default” will cease to be applicable to us and our Subsidiaries upon the satisfaction of the provisions described in clauses (A), (B), (C) and (D) of the preceding paragraph; provided, however, that with respect to such covenant defeasance, the opinion of counsel described in clause (B)(1)(x) above need not be based upon any ruling of the IRS or change in applicable federal income tax law or related Treasury regulations.

Defeasance and Certain Other Events of Default

If we exercise our option to omit compliance with certain covenants and provisions of the indenture with respect to the securities of any series, including the notes, as described in the immediately preceding paragraph and any series of securities is declared due and payable because of the occurrence of an event of default that remains applicable, the amount of money and/or U.S. Government Obligations on deposit with the trustee will be sufficient to pay amounts due on such securities at the time of their stated maturity or scheduled redemption, but may not be sufficient to pay amounts due on such securities at the time of acceleration resulting from such event of default. MEHC will remain liable for such payments.

Governing Law

The indenture and the securities will be governed by, and construed in accordance with, the law of the State of New York, including Section 5-1401 of the New York General Obligations Law, but otherwise without regard to conflict of laws rules.

Trustee

The Bank of New York Mellon Trust Company, N.A. is the trustee under the indenture. The Bank of New York Mellon Trust Company, N.A. (or one of its affiliates) currently serves, and may in the future serve, as trustee under indentures evidencing other indebtedness of MEHC and its affiliates. The Bank of New York Mellon Trust Company, N.A. (or one of its affiliates) is also, and may in the future be, a lender under credit facilities for MEHC and its affiliates.

Definitions

Set forth below is a summary of certain of the defined terms used in the covenants and other provisions of the indenture. Reference is made to the indenture for the full definitions of all such terms as well as any other capitalized terms used herein for which no definition is provided.

“Attributable Value” means, as to a Capitalized Lease Obligation under which any person is at the time liable and at any date as of which the amount thereof is to be determined, the capitalized amount thereof that would appear on the face of a balance sheet of such person in accordance with GAAP.

“Berkshire Hathaway” means Berkshire Hathaway Inc. and any Subsidiary of Berkshire Hathaway Inc.

“Capital Stock” means, with respect to any person, any and all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) in, or interests (however designated) in, the equity of such person that is outstanding or issued on or after the date of the indenture, including, without limitation, all common stock and preferred stock and partnership and joint venture interests in such person.

“Capitalized Lease” means, as applied to any person, any lease of any property of which the discounted present value of the rental obligations of such person as lessee, in conformity with GAAP, is required to be capitalized on the balance sheet of such person, and “Capitalized Lease Obligation” means the rental obligations, as aforesaid, under any such lease.

“Cash Equivalent” means any of the following:

(1)	securities issued or directly and fully guaranteed or insured by the U.S. or any agency or instrumentality thereof (provided that the full faith and credit of the U.S. is pledged in support thereof);

(2)	time deposits and certificates of deposit of any commercial bank organized in the U.S. having capital and surplus in excess of $500,000,000 or any commercial bank organized under the laws of any other country having total assets in excess of $500,000,000 with a maturity date not more than two years from the date of acquisition;

(3)	repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clauses (1) or (5) of this definition that were entered into with any bank meeting the qualifications set forth in clause (2) of this definition or another financial institution of national reputation;

(4)	direct obligations issued by any state or other jurisdiction of the U.S. or any other country or any political subdivision or public instrumentality thereof maturing, or subject to tender at the option of the holder thereof, within 90 days after the date of acquisition thereof and, at the time of acquisition, having a rating of at least A from S&P or A-2 from Moody’s (or, if at any time neither S&P nor Moody’s may be rating such obligations, then from another nationally recognized rating service acceptable to the trustee);

(5)	commercial paper issued by (a) the parent corporation of any commercial bank organized in the U.S. having capital and surplus in excess of $500,000,000 or any commercial bank organized under the laws of any other country having total assets in excess of $500,000,000, and (b) others having one of the two highest ratings obtainable from either S&P or Moody’s (or, if at any time neither S&P nor Moody’s may be rating such obligations, then from another nationally recognized rating service acceptable to the trustee) and in each case maturing within one year after the date of acquisition;

(6)	overnight bank deposits and bankers’ acceptances at any commercial bank organized in the U.S. having capital and surplus in excess of $500,000,000 or any commercial bank organized under the laws of any other country having total assets in excess of $500,000,000;

(7)	deposits available for withdrawal on demand with any commercial bank organized in the U.S. having capital and surplus in excess of $500,000,000 or any commercial bank organized under the laws of any other country having total assets in excess of $500,000,000;

(8)	investments in money market funds substantially all of whose assets comprise securities of the types described in clauses (1) through (6) and (9) of this definition; and

(9)	auction rate securities or money market preferred stock having one of the two highest ratings obtainable from either S&P or Moody’s (or, if at any time neither S&P nor Moody’s may be rating such obligations, then from another nationally recognized rating service acceptable to the trustee).

“Change of Control” means the occurrence of one or more of the following events:

(1)	a transaction pursuant to which Berkshire Hathaway ceases to own, on a diluted basis, at least a majority of the issued and outstanding common stock of MEHC; or

(2)	MEHC or its Subsidiaries sell, convey, assign, transfer, lease or otherwise dispose of all or substantially all the property of MEHC and its Subsidiaries taken as a whole to any person or entity other than an entity at least a majority of the issued and outstanding common stock of which is owned by Berkshire Hathaway, calculated on a diluted basis as described above;

provided that with respect to the foregoing subparagraphs (1) and (2), a Change of Control will not be deemed to have occurred unless and until a Rating Decline has occurred as well.

“Comparable Treasury Issue” means the U.S. Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of securities of any series to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such securities.

“Comparable Treasury Price” means, with respect to any Redemption Date, (1) the average of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) on the third business day preceding such Redemption Date, as set forth in the daily statistical release

(or any successor release) published by the Federal Reserve Bank of New York and designated “Composite 3:30 p.m. Quotations for U.S. Government Securities” or (2) if such release (or any successor release) is not published or does not contain such prices on such business day, the Reference Treasury Dealer Quotation for such Redemption Date.

“Consolidated Net Tangible Assets” means, as of the date of any determination thereof, the total amount of all of the assets of MEHC determined on a consolidated basis in accordance with GAAP as of such date less the sum of (a) the consolidated current liabilities of MEHC determined in accordance with GAAP and (b) assets properly classified as Intangible Assets.

“Currency Protection Agreement” means, with respect to any person, any foreign exchange contract, currency swap agreement or other similar agreement or arrangement intended to protect such person against fluctuations in currency values to or under which such person is a party or a beneficiary on the date of the indenture or becomes a party or a beneficiary thereafter.

“Debt” means, with respect to any person, at any date of determination (without duplication):

(1)	all Indebtedness for Borrowed Money of such person;

(2)	all obligations of such person evidenced by notes, bonds, securities or other similar instruments;

(3)	all obligations of such person in respect of letters of credit, bankers’ acceptances, surety, bid, operating and performance bonds, performance guarantees or other similar instruments or obligations (or reimbursement obligations with respect thereto) (except, in each case, to the extent incurred in the ordinary course of business);

(4)	all obligations of such person to pay the deferred purchase price of property or services, except Trade Payables;

(5)	the Attributable Value of all obligations of such person as lessee under Capitalized Leases;

(6)	all Debt of others secured by a Lien on any Property of such person, whether or not such Debt is assumed by such person, provided that, for purposes of determining the amount of any Debt of the type described in this clause, if recourse with respect to such Debt is limited to such Property, the amount of such Debt will be limited to the lesser of the fair market value of such Property or the amount of such Debt;

(7)	all Debt of others Guaranteed by such person to the extent such Debt is Guaranteed by such person;

(8)	all Redeemable Stock valued at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; and

(9)	to the extent not otherwise included in this definition, all net obligations of such person under Currency Protection Agreements and Interest Rate Protection Agreements.

For purposes of determining any particular amount of Debt that is or would be outstanding, Guarantees of, or obligations with respect to letters of credit or similar instruments supporting (to the extent the foregoing constitutes Debt), Debt otherwise included in the determination of such particular amount will not be included. For purposes of determining compliance with the indenture, in the event that an item of Debt meets the criteria of more than one of the types of Debt described in the above clauses, we, in our sole discretion, will classify such item of Debt and only be required to include the amount and type of such Debt in one of such clauses.

“Guarantee” means any obligation, contingent or otherwise, of any person directly or indirectly guaranteeing any Debt of any other person and, without limiting the generality of the foregoing, any Debt obligation, direct or indirect, contingent or otherwise, of such person (1) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt of such other person (whether arising by virtue of partnership arrangements (other than solely by reason of being a general partner of a partnership), or by agreement to keep-well, to purchase assets, goods, securities or services or to take-or-pay, or to maintain financial statement conditions or otherwise) or (2) entered into for purposes of assuring in any other manner the obligee of such Debt of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part), provided that the term “Guarantee” will not include endorsements for collection or deposit in the ordinary course of business or the grant of a lien in connection with any Non-Recourse Debt. The term “Guarantee” used as a verb has a corresponding meaning.

“Independent Investment Banker” means an independent investment banking institution of international standing appointed by us.

“Intangible Assets” means, as of the date of determination thereof, all assets of MEHC properly classified as intangible assets determined on a consolidated basis in accordance with GAAP.

“Interest Rate Protection Agreement” means, with respect to any person, any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement or other similar agreement or arrangement intended to protect such person against fluctuations in interest rates to or under which such person or any of its Subsidiaries is a party or a beneficiary on the date of the indenture or becomes a party or a beneficiary thereafter.

“Joint Venture” means a joint venture, partnership or other similar arrangement, whether in corporate, partnership or other legal form.

“Lien” means, with respect to any Property, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such Property, but will not include any partnership, joint venture, shareholder, voting trust or similar governance agreement with respect to Capital Stock in a Subsidiary or Joint Venture. For purposes of the indenture, MEHC will be deemed to own subject to a Lien any Property that it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such Property.

“Non-Recourse” means any Debt or other obligation (or that portion of such Debt or other obligation) that is without recourse to MEHC or any property or assets directly owned by MEHC (other than a pledge of the equity interests in any of its Subsidiaries, to the extent recourse to MEHC under such pledge is limited to such equity interests).

“Property” of any person means all types of real, personal, tangible or mixed property owned by such person whether or not included in the most recent consolidated balance sheet of such person under GAAP.

“Rating Agencies” means (1) S&P and (2) Moody’s or (3) if S&P or Moody’s or both do not make a rating of the securities publicly available, a nationally recognized securities rating agency or agencies, as the case may be, selected by us, which will be substituted for S&P or Moody’s or both, as the case may be.

“Rating Decline” means the occurrence of the following on, or within 90 days after, the earlier of (1) the occurrence of a Change of Control and (2) the earlier of (x) the date of public notice of the occurrence of a Change of Control or (y) the date of the public notice of our intention to effect a Change of Control (or the Rating Date), which period will be extended so long as the rating of the notes is under publicly announced consideration for possible downgrading by any of the Rating Agencies: the rating of such securities by both such Rating Agencies is reduced below BBB+, in the case of S&P, and Baa1, in the case of Moody’s.

“Redeemable Stock” means any class or series of Capital Stock of any person that by its terms or otherwise is (1) required to be redeemed prior to the stated maturity of any series of the securities, (2) redeemable at the option of the holder of such class or series of Capital Stock at any time prior to the stated maturity of any series of the securities or (3) convertible into or exchangeable for Capital Stock referred to in clause (1) or (2) above or Debt having a scheduled maturity prior to the stated maturity of any series of the securities, provided that any Capital Stock that would not constitute Redeemable Stock but for provisions thereof giving holders thereof the right to require MEHC to purchase or redeem such Capital Stock upon the occurrence of a “change of control” occurring prior to the stated maturity of any series of the securities will not constitute Redeemable Stock if the “change of control” provisions applicable to such Capital Stock are no more favorable to the holders of such Capital Stock than the provisions contained in the covenants described under “Purchase of Securities Upon a Change of Control” above.

“Redemption Date” means any date on which we redeem all or any portion of the securities in accordance with the terms of the indenture.

“Reference Treasury Dealer” means a primary U.S. government securities dealer in New York City appointed by us.

“Reference Treasury Dealer Quotation” means, with respect to the Reference Treasury Dealer and any Redemption Date, the average, as determined by us, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount and quoted in writing to us by such Reference Treasury Dealer at 5:00 p.m. on the third business day preceding such Redemption Date).

“Significant Subsidiary” means a “significant subsidiary” as defined in Rule 1-02(w) of Regulation S-X under the Securities Act and the Exchange Act, substituting 20 percent for 10 percent each place it appears therein. Unless the context otherwise clearly requires, any reference to a “Significant Subsidiary” is a reference to a Significant Subsidiary of MEHC.

“Subsidiary” means, with respect to any person, including, without limitation, us and our Subsidiaries, any corporation or other entity of which such person owns, directly or indirectly, a majority of the Capital Stock or other ownership interests and has ordinary voting power to elect a majority of the board of directors or other persons performing similar functions.

“Trade Payables” means, with respect to any person, any accounts payable or any other indebtedness or monetary obligation to trade creditors incurred, created, assumed or Guaranteed by such person or any of its Subsidiaries or Joint Ventures arising in the ordinary course of business.

“Treasury Yield” means, with respect to any Redemption Date, the rate per annum equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such Redemption Date.

“U.S. Government Obligations” means any security that is (1) a direct obligation of the U.S. for the payment of which its full faith and credit is pledged or (2) an obligation of a person controlled or supervised by and acting as an agency or instrumentality of the U.S., the payment of which is unconditionally guaranteed as a full faith and credit obligation by the U.S., that, in the case of clause (1) or (2) is not callable or redeemable at the option of the issuer thereof, and will also include any depository receipt issued by a bank or trust company as custodian with respect to any such U.S. Government Obligations or a specific payment of interest on or principal of any such U.S. Government Obligation held by such custodian for the account of the holder of a depository receipt, provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the U.S. Government Obligation or the specific payment of interest on or principal of the U.S. Government Obligation evidenced by such depository receipt.

“Voting Stock” means, with respect to any person, Capital Stock of any class or kind ordinarily having the power to vote for the election of directors (or persons fulfilling similar responsibilities) of such person.

Global Notes; Book-Entry System

The initial notes were and the exchange notes will be, issued under a book-entry system in the form of one or more global notes (or, each, a Global Note). Each Global Note with respect to the initial notes was, and each Global Note with respect to the exchange notes will be, deposited with, or on behalf of, a depositary, which will be The Depository Trust Company, New York, New York (or the Depositary). The Global Notes with respect to the initial notes were, and the Global Notes with respect to the exchange notes will be, registered in the name of the Depositary or its nominee.

The initial notes were not issued in certificated form and, except under the limited circumstances described below, owners of beneficial interests in the Global Notes are not entitled to physical delivery of the notes in certificated form. The Global Notes may not be transferred except as a whole by the Depositary to a nominee of the Depositary or by a nominee of the Depositary to the Depositary or another nominee of the Depositary or by the Depositary or any nominee to a successor of the Depositary or a nominee of such successor.

The Depositary is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. The Depositary holds securities that its participants (or Direct Participants) deposit with the Depositary. The Depositary also facilitates the post-trade settlement among Direct Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Direct Participants’ accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations, including Euroclear Bank S.A./N.V. as operator of the Euroclear System (or Euroclear) and Clearstream Banking, societe anonyme (or Clearstream). The Depositary is a wholly owned subsidiary of The Depository Trust & Clearing Corporation (or DTCC). DTCC, in turn, is owned by a number of Direct Participants and Members of the National Securities Clearing Corporation, Government Securities Clearing Corporation, MBS Clearing Corporation and Emerging Markets Clearing Corporation, also subsidiaries of DTCC, as well as by the New York Stock Exchange, Inc., the American Stock Exchange LLC and the Financial Industry Regulatory Authority, Inc. Access to the Depositary system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly (or Indirect Participants). The rules applicable to the Depositary and its Direct and Indirect Participants are on file with the SEC.

Purchases of the securities under the Depositary system must be made by or through Direct Participants, which will receive a credit for the securities on the Depositary’s records. The ownership interest of each actual purchaser of each security (or Beneficial Owner) is in turn to be recorded on the Direct and Indirect Participants’ records. Beneficial Owners will not receive written confirmation from the Depositary of their purchase, but Beneficial Owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the Direct or Indirect Participant through which the Beneficial Owner entered into the transaction. Transfers of ownership interests in the securities are to be accomplished by entries made on the books of Direct and Indirect Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in securities, except in the event that use of the book-entry system for the securities is discontinued.

To facilitate subsequent transfers, all notes deposited by Direct Participants with the Depositary are registered in the name of the Depositary’s partnership nominee, Cede & Co., or such other name as may be requested by an authorized representative of the Depositary. The deposit of notes with the Depositary and their registration in the name of Cede & Co. or such other nominee effect no change in beneficial ownership. The Depositary has no knowledge of the actual Beneficial Owners of the notes; the Depositary’s records reflect only the identity of the Direct Participants to whose accounts such notes are credited, which may or may not be the Beneficial Owners. The Direct and Indirect Participants will remain responsible for keeping account of their holdings on behalf of their customers.

Conveyance of notices and other communications by the Depositary to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners are governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

Neither the Depositary nor Cede & Co. (nor any other nominee of the Depositary) will consent or vote with respect to the notes unless authorized by a Direct Participant in accordance with the Depositary’s procedures. Under its usual procedures, the Depositary mails an Omnibus Proxy to us as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.’s consenting or voting rights to those Direct Participants to whose accounts the securities are credited on the record date (identified in a listing attached to the Omnibus Proxy).

Principal (and premium, if any) and interest payments on the notes and any redemption payments are made to Cede & Co. (or such other nominee as may be requested by an authorized representative of the Depositary). The Depositary’s practice is to credit Direct Participants’ accounts upon the Depositary’s receipt of funds and corresponding detail information from us or the trustee on the payable date in accordance with their respective holdings shown on the Depositary’s records. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of such Participant and not of the Depositary, the trustee or us, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal (and premium, if any), interest and any redemption proceeds to Cede & Co. (or such other nominee as may be requested by an authorized representative of the Depositary) is the responsibility of MEHC, disbursements of such payments to Direct Participants shall be the responsibility of the Depositary, and disbursement of such payments to the Beneficial Owners shall be the responsibility of Direct and Indirect Participants.

The Depositary may discontinue providing its services as securities depositary with respect to the notes at any time by giving reasonable notice to us or the trustee. Under such circumstances, in the event that a successor securities depositary is not obtained, certificated notes are required to be printed and delivered. We may decide to discontinue use of the system of book-entry transfers through the Depositary (or a successor securities depositary). In that event, certificated notes will be printed and delivered.

The information in this section concerning the Depositary and the Depositary’s book-entry system has been obtained from sources that we believe to be reliable but has not been independently verified by us, the initial purchasers or the trustee.

Prior to the expiration of the “40-day distribution compliance period” (within the meaning of Rule 903 of Regulation S), beneficial interests in any Global Note for notes sold outside the U.S. in reliance on Regulation S under the Securities Act may only be held through Euroclear or Clearstream, unless delivery is made pursuant to an exemption from registration under the Securities Act in accordance with the certification requirements of the indenture.

A Global Note may not be transferred except as a whole by the Depositary to a nominee or successor of the Depositary or by a nominee of the Depositary to another nominee of the Depositary. A Global Note representing notes is exchangeable, in whole but not in part, for notes in definitive form of like tenor and terms if (1) the Depositary notifies us that it is unwilling or unable to continue as depositary for such Global Note or if at any time the Depositary is no longer eligible to be or in good standing as a “clearing agency” registered under the Exchange Act, and in either case, a successor depositary is not appointed by us within 120 days of receipt by us of such notice or of our becoming aware of such ineligibility, (2) while such Global Note is subject to the transfer restrictions described under “Transfer Restrictions,” the book-entry interests in such Global Note cease to be eligible for Depositary services because such notes are neither (a) rated in one of the top four categories by a nationally recognized statistical rating organization nor (b) included within a Self-Regulatory Organization system approved by the SEC for the reporting of quotation and trade information of securities eligible for transfer pursuant to Rule 144A under the Securities Act, or (3) we in our sole discretion at any time determine not to have such notes represented by a Global Note and notify the trustee thereof. A Global Note exchangeable pursuant to the preceding sentence shall be exchangeable for notes registered in such names and in such authorized denominations as the Depositary shall direct.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

The exchange of initial notes for exchange notes pursuant to the exchange offer will not constitute a taxable event for U.S. federal income tax purposes. The exchange notes received by a holder of initial notes should be treated as a continuation of such holder’s investment in the initial notes; thus there should be no material U.S. federal income tax consequences to holders exchanging initial notes for exchange notes. As a result:

•	a holder of initial notes will not recognize taxable gain or loss as a result of the exchange of initial notes for exchange notes pursuant to the exchange offer;

•	the holding period of the exchange notes will include the holding period of the initial notes surrendered in exchange therefor; and

•	a holder’s adjusted tax basis in the exchange notes will be the same as such holder’s adjusted tax basis in the initial notes surrendered in exchange therefor.

PLAN OF DISTRIBUTION

Based on existing interpretations of the Securities Act by the staff of the SEC set forth in several no-action letters to third parties, and subject to the immediately following sentence, we believe that the exchange notes that will be issued pursuant to the exchange offer may be offered for resale, resold and otherwise transferred by the holders thereof without further compliance with the registration and prospectus delivery provisions of the Securities Act. However, any purchaser of notes who is an “affiliate” (within the meaning of the Securities Act) of ours or who intends to participate in the exchange offer for the purpose of distributing the exchange notes or a broker-dealer (within the meaning of the Securities Act) that acquired initial notes in a transaction other than as part of its market-making or other trading activities and who has arranged or has an understanding with any person to participate in the distribution of the exchange notes: (1) will not be able to rely on the interpretations by the staff of the SEC set forth in the above-mentioned no-action letters; (2) will not be able to tender its initial notes in the exchange offer; and (3) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer of the notes unless such sale or transfer is made pursuant to an exemption from such requirements.

Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for initial notes where such initial notes were acquired as a result of market-marketing activities or other trading activities. We have agreed that, for a period of 120 days after the expiration date, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale.

We will not receive any proceeds from any such sale of exchange notes by broker-dealers. Exchange notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or at negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such exchange notes. Any broker-dealer that resells exchange notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such exchange notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit on any such resale of exchange notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

For a period of 120 days after the expiration date we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offer (including the expenses of one counsel for the holders of the notes other than commissions or concessions of any brokers or dealers and will indemnify the holders of the notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

Certain legal matters with respect to the exchange notes will be passed upon for us by Willkie Farr & Gallagher LLP, New York, New York.

EXPERTS

The consolidated financial statements and related financial statement schedules of MidAmerican Energy Holdings Company and its subsidiaries, as of December 31, 2008, incorporated into this prospectus by reference from our Annual Report on Form 10-K for the fiscal year ended December 31, 2008, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference. Such financial statements and financial statement schedules have been so incorporated by reference in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

With respect to the unaudited interim consolidated financial information of MidAmerican Energy Holdings Company and its subsidiaries for the periods ended March 31, 2009 and 2008 and June 30, 2009 and 2008, incorporated into this prospectus by reference from our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2009 and June 30, 2009, Deloitte & Touche LLP, an independent registered public accounting firm, have applied limited procedures in accordance with the standards of the Public Company Accounting Oversight Board (United States) for a review of such information. However, as stated in their reports included in our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2009 and June 30, 2009 and incorporated by reference herein (which reports include an explanatory paragraph related to the adoption of SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements — an amendment of ARB No. 51), they did not audit and they do not express an opinion on that interim consolidated financial information. Accordingly, the degree of reliance on their reports on such information should be restricted in light of the limited nature of the review procedures applied. Deloitte & Touche LLP are not subject to the liability provisions of Section 11 of the Securities Act of 1933 for their reports on the unaudited interim consolidated financial information because those reports are not “reports” or a “part” of the registration statement prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

WHERE YOU CAN FIND MORE INFORMATION

MEHC files reports and information statements and other information with the SEC. Such reports, proxy and information statements and other information filed by us with the SEC can be inspected and copied at the Public Reference Section of the SEC at 100 F Street, NE, Room 1580, Washington, D.C. 20549, and at the regional offices of the SEC located at Woolworth Building, 233 Broadway, New York, New York 10279 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can be obtained from the Public Reference Section of the SEC at 100 F Street, NE, Room 1580, and Washington, D.C. 20549 at prescribed rates. The SEC maintains a Web site that contains reports, proxy and information statements and other materials that are filed through the SEC’s Electronic Data Gathering, Analysis, and Retrieval (or EDGAR) system. This Web site can be accessed at http://www.sec.gov.

MEHC makes available free of charge through its internet Web site at http://www.midamerican.com its annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act, as soon as reasonably practicable after it electronically files with, or furnishes them to, the SEC. Any information available on or through its Web site is not part of this prospectus and its Web address is included as an inactive textual reference only.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The following documents filed with the SEC (File No. 011-14881) are incorporated by reference into this prospectus:

(i)	MEHC’s Annual Report on Form 10-K for the year ended December 31, 2008;

(ii)	MEHC’s Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2009 and June 30, 2009; and

(iii)	MEHC’s Current Reports on Form 8-K, dated January 13, 2009, February 17, 2009, June 29, 2009 and July 7, 2009.

All documents and other reports filed by us with the SEC subsequent to the date of this prospectus and prior to the completion of the exchange offer pursuant to Section 13 or 15(d) of the Exchange Act shall be deemed to be incorporated by reference into this prospectus and to be a part hereof from the date of filing such documents and reports.

Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in any other subsequently filed document which is also incorporated herein by reference, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute part of this prospectus except as so modified or superseded.

We hereby undertake to provide without charge to each person to whom a copy of this prospectus has been delivered, on the written or oral request of any such person, a copy of any or all of the documents referred to above which may be incorporated into this prospectus by reference, other than exhibits to such documents. Requests for such copies should be directed to Vice President and Treasurer, MidAmerican Energy Holdings Company, 666 Grand Avenue, Suite 500, Des Moines, Iowa 50309-2580, telephone number (515) 242-4300.

All tendered initial notes, executed letters of transmittal and other related documents should be directed to the exchange agent. Requests for assistance and for additional copies of this prospectus, the letter of transmittal and other related documents should be directed to the exchange agent.

EXCHANGE AGENT:

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A.

By Facsimile:

212-298-1915

Confirm by telephone:

212-815-2742

By Mail, Hand or Courier:

Bank of New York Mellon Corporation
Corporate Trust Operations
Reorganization Unit
101 Barclay Street
Floor 7 East
New York, NY 10286
Attn: Ms. Diane Amoroso

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Directors and Officers

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to the registrant’s directors and officers pursuant to the following provisions or otherwise, the registrant has been advised that, although the validity and scope of the governing statute have not been tested in court, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In addition, indemnification may be limited by state securities laws.

Sections 490.850-490.859 of the Iowa Business Corporation Act permit corporations organized thereunder to indemnify directors, officers, employees and agents against liability under certain circumstances. The Second Amended and Restated Articles of Incorporation (or Articles) and the Amended and Restated Bylaws (or Bylaws) of MidAmerican Energy Holdings Company provide for indemnification of directors, officers and employees to the full extent provided by the Iowa Business Corporation Act.

As permitted by Section 490.202 of the Iowa Business Corporation Act and Article VI of the Articles, no director shall be personally liable to MidAmerican Energy Holdings Company or its shareholders for money damages for any action taken, or any failure to take any action, as a director, except liability for any of the following: (1) the amount of a financial benefit received by a director to which the director is not entitled; (2) an intentional infliction of harm on the corporation or the shareholders; (3) a violation of Section 490.833 of the Iowa Business Corporation Act (relating to certain unlawful distributions to shareholders); (4) an intentional violation of criminal law; or (5) any other violation of Section 490.831 of the Iowa Business Corporation Act (Standards of Liability for Directors).

The Articles and Bylaws provide that if the proceeding for which indemnification is sought is by or in the right of the registrant, indemnification may be made only for reasonable expenses and may not be made in any proceeding in which the person is adjudged liable to the registrant. Further, any such person may not be indemnified in any proceeding that charges improper personal benefit to the person in which the person is adjudged to be liable.

The Articles and Bylaws allow the registrant to maintain liability insurance to protect itself and any director, officer, employee or agent against any expense, liability or loss whether or not the registrant would have the power to indemnify such person against such incurred expense, liability or loss. Pursuant to Section 490.857 of the Iowa Business Corporation Act, the Articles and Bylaws, the registrant maintains directors’ and officers’ liability insurance coverage.

The registrant may also enter into indemnification agreements with certain directors and officers to further assure such persons’ indemnification as permitted by Iowa law.

The rights to indemnification conferred on any person by the Articles and Bylaws are not exclusive of any right which any person may have or acquire under any statute, provision of the Articles, Bylaws, agreement or vote of shareholders or disinterested directors.

Item 21.	Exhibits and Financial Statement Schedules

(a) Exhibits

The exhibits listed on the accompanying Exhibit Index are filed as part of this prospectus.

Item 22.	Undertakings

The undersigned registrant hereby undertakes:

(a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)     To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)     To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)     To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(b) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned registrant hereby undertakes that, for the purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference into the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant, pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by any such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether or not such indemnification is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Notwithstanding the foregoing, no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement in any such document immediately prior to such date of first use.

The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Des Moines, State of Iowa, on this 12th day of August, 2009.

MIDAMERICAN ENERGY HOLDINGS COMPANY

/s/  Douglas L. Anderson
Douglas L. Anderson
Senior Vice President and General Counsel

The undersigned officers and directors of MidAmerican Energy Holdings Company hereby severally constitute and appoint Douglas L. Anderson and Paul J. Leighton, and each of them, attorneys-in-fact for the undersigned, in any and all capacities, with the power of substitution, to sign any amendments to this registration statement (including post-effective amendments) and any subsequent registration statement for the same offering which may be filed under Rule 462(b) under the Securities Act of 1933, as amended, and to file the same with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully and to all interests and purposes as he might or could do in person, hereby ratifying and confirming all that each said attorney-in-fact, or his substitute or substitutes, may do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons, in the capacities and on the dates indicated.

Signature	Title	Date

/s/ David L. Sokol David L. Sokol	Chairman of the Board and Director	August 12, 2009

/s/ Gregory E. Abel Gregory E. Abel	President, Chief Executive Officer and Director (principal executive officer)	August 12, 2009

/s/ Patrick J. Goodman Patrick J. Goodman	Senior Vice President and Chief Financial Officer (principal financial and accounting officer)	August 12, 2009

/s/ Walter Scott, Jr. Walter Scott, Jr.	Director	August 12, 2009

/s/ Warren E. Buffett Warren E. Buffett	Director	August 12, 2009

/s/ Marc D. Hamburg Marc D. Hamburg	Director	August 12, 2009

EXHIBIT INDEX

Exhibit No.	Description

3.1	Second Amended and Restated Articles of Incorporation of MidAmerican Energy Holdings Company effective March 2, 2006 (incorporated by reference to Exhibit 3.1 to the MidAmerican Energy Holdings Company Annual Report on Form 10-K for the year ended December 31, 2005).
3.2	Amended and Restated Bylaws of MidAmerican Energy Holdings Company (incorporated by reference to Exhibit 3.2 to the MidAmerican Energy Holdings Company Annual Report on Form 10-K for the year ended December 31, 2005).
4.1	Indenture, dated as of October 4, 2002, by and between MidAmerican Energy Holdings Company and The Bank of New York, Trustee, relating to the 5.875% Senior Notes due 2012 (incorporated by reference to Exhibit 4.1 to the MidAmerican Energy Holdings Company Registration Statement No. 333-101699 dated December 6, 2002).
4.2	First Supplemental Indenture, dated as of October 4, 2002, by and between MidAmerican Energy Holdings Company and The Bank of New York, Trustee, relating to the 5.875% Senior Notes due 2012 (incorporated by reference to Exhibit 4.2 to the MidAmerican Energy Holdings Company Registration Statement No. 333-101699 dated December 6, 2002).
4.3	Second Supplemental Indenture, dated as of May 16, 2003, by and between MidAmerican Energy Holdings Company and The Bank of New York, Trustee, relating to the 3.50% Senior Notes due 2008 (incorporated by reference to Exhibit 4.3 to the MidAmerican Energy Holdings Company’s Registration Statement No. 333-105690 dated May 23, 2003).
4.4	Third Supplemental Indenture, dated as of February 12, 2004, by and between MidAmerican Energy Holdings Company and The Bank of New York, Trustee, relating to the 5.00% Senior Notes due 2014 (incorporated by reference to Exhibit 4.4 to the MidAmerican Energy Holdings Company Registration Statement No. 333-113022 dated February 23, 2004).
4.5	Fourth Supplemental Indenture, dated as of March 24, 2006, by and between MidAmerican Energy Holdings Company and The Bank of New York Trust Company, N.A., Trustee, relating to the 6.125% Senior Bonds due 2036 (incorporated by reference to Exhibit 4.1 to the MidAmerican Energy Holdings Company Current Report on Form 8-K dated March 28, 2006).
4.6	Fifth Supplemental Indenture, dated as of May 11, 2007, by and between MidAmerican Energy Holdings Company and The Bank of New York Trust Company, N.A., Trustee, relating to the 5.95% Senior Bonds due 2037 (incorporated by reference to Exhibit 4.1 to the MidAmerican Energy Holdings Company Current Report on Form 8-K dated May 11, 2007).
4.7	Sixth Supplemental Indenture, dated as of August 28, 2007, by and between MidAmerican Energy Holdings Company and The Bank of New York Trust Company, N.A., Trustee, relating to the 6.50% Senior Bonds due 2037 (incorporated by reference to Exhibit 4.1 to the MidAmerican Energy Holdings Company Current Report on Form 8-K dated August 28, 2007).
4.8	Seventh Supplemental Indenture, dated as of March 28, 2008, by and between MidAmerican Energy Holdings Company and The Bank of New York Trust Company, N.A., as Trustee, relating to the 5.75% Senior Notes due 2018 (incorporated by reference to Exhibit 4.1 to the MidAmerican Energy Holdings Company Current Report on Form 8-K dated March 28, 2008).
4.9	Eighth Supplemental Indenture, dated as of July 7, 2009, by and between MidAmerican Energy Holdings Company and The Bank of New York Mellon Trust Company, N.A., as Trustee, relating to the 3.15% Senior Notes due 2012 (incorporated by reference to Exhibit 4.1 to the MidAmerican Energy Holdings Company Current Report on Form 8-K dated July 7, 2009).
4.10	Registration Rights Agreement, dated July 7, 2009, by and among MidAmerican Energy Holdings Company and J.P. Morgan Securities Inc. as Representative of the several Initial Purchasers.
4.11	Indenture dated as of February 26, 1997, by and between MidAmerican Energy Holdings Company and the Bank of New York, Trustee relating to the 6.25% Convertible Junior Subordinated Debentures due 2012 (incorporated by reference to Exhibit 10.129 to the MidAmerican Energy Holdings Company Annual Report on Form 10-K for the year ended December 31, 1995).

Exhibit No.	Description

4.12	Indenture, dated as of October 15, 1997, by and between MidAmerican Energy Holdings Company and IBJ Schroder Bank & Trust Company, Trustee (incorporated by reference to Exhibit 4.1 to the MidAmerican Energy Holdings Company Current Report on Form 8-K dated October 23, 1997).
4.13	Form of Second Supplemental Indenture, dated as of September 22, 1998 by and between MidAmerican Energy Holdings Company and IBJ Schroder Bank & Trust Company, Trustee, relating to the 8.48% Senior Notes in the principal amount of $475,000,000 due 2028 (incorporated by reference to Exhibit 4.1 to the MidAmerican Energy Holdings Company Current Report on Form 8-K dated September 17, 1998).
4.14	Indenture, dated as of March 14, 2000, by and between MidAmerican Energy Holdings Company and the Bank of New York, Trustee (incorporated by reference to Exhibit 4.9 to the MidAmerican Energy Holdings Company Annual Report on Form 10-K/A for the year ended December 31, 1999).
4.15	Indenture, dated as of March 12, 2002, by and between MidAmerican Energy Holdings Company and the Bank of New York, Trustee (incorporated by reference to Exhibit 4.11 to the MidAmerican Energy Holdings Company Annual Report on Form 10-K for the year ended December 31, 2001).
4.16	Amended and Restated Declaration of Trust of MidAmerican Capital Trust III, dated as of August 16, 2002 (incorporated by reference to Exhibit 4.14 to the MidAmerican Energy Holdings Company Registration Statement No. 333-101699 dated December 6, 2002).
4.17	Amended and Restated Declaration of Trust of MidAmerican Capital Trust II, dated as of March 12, 2002 (incorporated by reference to Exhibit 4.15 to the MidAmerican Energy Holdings Company Registration Statement No. 333-101699 dated December 6, 2002).
4.18	Amended and Restated Declaration of Trust of MidAmerican Capital Trust I, dated as of March 14, 2000 (incorporated by reference to Exhibit 4.16 to the MidAmerican Energy Holdings Company Registration Statement No. 333-101699 dated December 6, 2002).
4.19	Indenture, dated as of August 16, 2002, by and between MidAmerican Energy Holdings Company and the Bank of New York, Trustee (incorporated by reference to Exhibit 4.17 to the MidAmerican Energy Holdings Company Registration Statement No. 333-101699 dated December 6, 2002).
4.20	Amended and Restated Credit Agreement, dated as of July 6, 2006, by and among MidAmerican Energy Holdings Company, as Borrower, The Banks and Other Financial Institutions Parties Hereto, as Banks, JPMorgan Chase Bank, N.A., as L/C Issuer, Union Bank of California, N.A., as Administrative Agent, The Royal Bank of Scotland PLC, as Syndication Agent, and ABN Amro Bank N.V., JPMorgan Chase Bank, N.A. and BNP Paribas as Co-Documentation Agents (incorporated by reference to Exhibit 99.1 to the MidAmerican Energy Holdings Company Quarterly Report on Form 10-Q for the quarter ended June 30, 2006).
4.21	First Amendment, dated as of April 15, 2009, to the Amended and Restated Credit Agreement, dated as of July 6, 2006, by and among MidAmerican Energy Holdings Company, as Borrower, The Banks and Other Financial Institutions party thereto, as Banks, JPMorgan Chase Bank, N.A., as L/C Issuer, Union Bank of California, N.A., as Administrative Agent, The Royal Bank of Scotland PLC, as Syndication Agent, and ABN Amro Bank N.V., JPMorgan Chase Bank, N.A. and BNP Paribas as Co-Documentation Agents (incorporated by reference to Exhibit 10.1 to the MidAmerican Energy Holdings Company Quarterly Report on Form 10-Q for the quarter ended March 31, 2009).
4.22	Trust Indenture, dated as of November 27, 1995, by and between CE Casecnan Water and Energy Company, Inc. and Chemical Trust Company of California, Trustee (incorporated by reference to Exhibit 4.1 to the CE Casecnan Water and Energy Company, Inc. Registration Statement on Form S-4 dated January 25, 1996).
4.23	Indenture and First Supplemental Indenture, dated March 11, 1999, by and between MidAmerican Funding, LLC and IBJ Whitehall Bank & Trust Company, Trustee, relating to the $700 million Senior Notes and Bonds (incorporated by reference to the MidAmerican Energy Holdings Company Annual Report on Form 10-K for the year ended December 31, 1998).

Exhibit No.	Description

4.24	Second Supplemental Indenture, dated as of March 1, 2001, by and between MidAmerican Funding, LLC and The Bank of New York, Trustee (incorporated by reference to Exhibit 4.4 to the MidAmerican Funding, LLC Registration Statement on Form S-3, Registration No. 333-56624).
4.25	Indenture dated as of December 1, 1996, by and between MidAmerican Energy Company and the First National Bank of Chicago, Trustee (incorporated by reference to Exhibit 4(1) to the MidAmerican Energy Company Registration Statement on Form S-3, Registration No. 333-15387).
4.26	First Supplemental Indenture, dated as of February 8, 2002, by and between MidAmerican Energy Company and The Bank of New York, Trustee (incorporated by reference to Exhibit 4.3 to the MidAmerican Energy Company Annual Report on Form 10-K for the year ended December 31, 2004, Commission File No. 333-15387).
4.27	Second Supplemental Indenture, dated as of January 14, 2003, by and between MidAmerican Energy Company and The Bank of New York, Trustee (incorporated by reference to Exhibit 4.2 to the MidAmerican Energy Company Annual Report on Form 10-K for the year ended December 31, 2004, Commission File No. 333-15387).
4.28	Third Supplemental Indenture, dated as of October 1, 2004, by and between MidAmerican Energy Company and The Bank of New York, Trustee (incorporated by reference to Exhibit 4.1 to the MidAmerican Energy Company Annual Report on Form 10-K for the year ended December 31, 2004, Commission File No. 333-15387).
4.29	Fourth Supplemental Indenture, dated November 1, 2005, by and between MidAmerican Energy Company and the Bank of New York Trust Company, NA, Trustee (incorporated by reference to Exhibit 4.1 to the MidAmerican Energy Company Annual Report on Form 10-K for the year ended December 31, 2005).
4.30	Fiscal Agency Agreement, dated as of October 15, 2002, by and between Northern Natural Gas Company and J.P. Morgan Trust Company, National Association, Fiscal Agent, relating to the $300,000,000 in principal amount of the 5.375% Senior Notes due 2012 (incorporated by reference to Exhibit 10.47 to the MidAmerican Energy Holdings Company Annual Report on Form 10-K for the year ended December 31, 2003).
4.31	Trust Indenture, dated as of August 13, 2001, among Kern River Funding Corporation, Kern River Gas Transmission Company and JPMorgan Chase Bank, Trustee, relating to the $510,000,000 in principal amount of the 6.676% Senior Notes due 2016 (incorporated by reference to Exhibit 10.48 to the MidAmerican Energy Holdings Company Annual Report on Form 10-K for the year ended December 31, 2003).
4.32	Third Supplemental Indenture, dated as of May 1, 2003, among Kern River Funding Corporation, Kern River Gas Transmission Company and JPMorgan Chase Bank, Trustee, relating to the $836,000,000 in principal amount of the 4.893% Senior Notes due 2018 (incorporated by reference to Exhibit 10.49 to the MidAmerican Energy Holdings Company Annual Report on Form 10-K for the year ended December 31, 2003).
4.33	Trust Deed, dated December 15, 1997 among CE Electric UK Funding Company, AMBAC Insurance UK Limited and The Law Debenture Trust Corporation, p.l.c., Trustee (incorporated by reference to Exhibit 99.1 to the MidAmerican Energy Holdings Company Current Report on Form 8-K dated March 30, 2004).
4.34	Insurance and Indemnity Agreement, dated December 15, 1997 by and between CE Electric UK Funding Company and AMBAC Insurance UK Limited (incorporated by reference to Exhibit 99.2 to the MidAmerican Energy Holdings Company Current Report on Form 8-K dated March 30, 2004).
4.35	Supplemental Agreement to Insurance and Indemnity Agreement, dated September 19, 2001, by and between CE Electric UK Funding Company and AMBAC Insurance UK Limited (incorporated by reference to Exhibit 99.3 to the MidAmerican Energy Holdings Company Current Report on Form 8-K dated March 30, 2004).

Exhibit No.	Description

4.36	Fiscal Agency Agreement, dated as of July 15, 2008, by and between Northern Natural Gas Company and The Bank of New York Mellon Trust Company, National Association, Fiscal Agent, relating to the $200,000,000 in principal amount of the 5.75% Senior Notes due 2018 (incorporated by reference to Exhibit 4.32 to the MidAmerican Energy Holdings Company Annual Report on Form 10-K for the year ended December 31, 2008).
4.37	Fiscal Agency Agreement, dated as of May 24, 1999, by and between Northern Natural Gas Company and Chase Bank of Texas, National Association, Fiscal Agent, relating to the $250,000,000 in principal amount of the 7.00% Senior Notes due 2011 (incorporated by reference to Exhibit 10.70 to the MidAmerican Energy Holdings Company Quarterly Report on Form 10-Q for the quarter ended March 31, 2004).
4.38	Trust Indenture, dated as of September 10, 1999, by and between Cordova Funding Corporation and Chase Manhattan Bank and Trust Company, National Association, Trustee, relating to the $225,000,000 in principal amount of the 8.75% Senior Secured Bonds due 2019 (incorporated by reference to Exhibit 10.71 to the MidAmerican Energy Holdings Company Quarterly Report on Form 10-Q for the quarter ended March 31, 2004).
4.39	Trust Deed, dated as of February 4, 1998 among Yorkshire Power Finance Limited, Yorkshire Power Group Limited and Bankers Trustee Company Limited, Trustee, relating to the £200,000,000 in principal amount of the 7.25% Guaranteed Bonds due 2028 (incorporated by reference to Exhibit 10.74 to the MidAmerican Energy Holdings Company Quarterly Report on Form 10-Q for the quarter ended March 31, 2004).
4.40	First Supplemental Trust Deed, dated as of October 1, 2001, among Yorkshire Power Finance Limited, Yorkshire Power Group Limited and Bankers Trustee Company Limited, Trustee, relating to the £200,000,000 in principal amount of the 7.25% Guaranteed Bonds due 2028 (incorporated by reference to Exhibit 10.75 to the MidAmerican Energy Holdings Company Quarterly Report on Form 10-Q for the quarter ended March 31, 2004).
4.41	Third Supplemental Trust Deed, dated as of October 1, 2001, among Yorkshire Electricity Distribution plc, Yorkshire Electricity Group plc and Bankers Trustee Company Limited, Trustee, relating to the £200,000,000 in principal amount of the 9.25% Bonds due 2020 (incorporated by reference to Exhibit 10.76 to the MidAmerican Energy Holdings Company Quarterly Report on Form 10-Q for the quarter ended March 31, 2004).
4.42	Indenture, dated as of February 1, 2000, among Yorkshire Power Finance 2 Limited, Yorkshire Power Group Limited and The Bank of New York, Trustee (incorporated by reference to Exhibit 10.78 to the MidAmerican Energy Holdings Company Quarterly Report on Form 10-Q for the quarter ended March 31, 2004).
4.43	First Supplemental Trust Deed, dated as of September 27, 2001, among Northern Electric Finance plc, Northern Electric plc, Northern Electric Distribution Limited and The Law Debenture Trust Corporation p.l.c., Trustee, relating to the £100,000,000 in principal amount of the 8.875% Guaranteed Bonds due 2020 (incorporated by reference to Exhibit 10.81 to the MidAmerican Energy Holdings Company Quarterly Report on Form 10-Q for the quarter ended March 31, 2004).
4.44	Trust Deed, dated as of January 17, 1995, by and between Yorkshire Electricity Group plc and Bankers Trustee Company Limited, Trustee, relating to the £200,000,000 in principal amount of the 9 1/4% Bonds due 2020 (incorporated by reference to Exhibit 10.83 to the MidAmerican Energy Holdings Company Quarterly Report on Form 10-Q for the quarter ended March 31, 2004).
4.45	Master Trust Deed, dated as of October 16, 1995, by and between Northern Electric Finance plc, Northern Electric plc and The Law Debenture Trust Corporation p.l.c., Trustee, relating to the £100,000,000 in principal amount of the 8.875% Guaranteed Bonds due 2020 (incorporated by reference to Exhibit 10.70 to the MidAmerican Energy Holdings Company Annual Report on Form 10-K for the year ended December 31, 2004).
4.46	Fiscal Agency Agreement, dated April 14, 2005, by and between Northern Natural Gas Company and J.P. Morgan Trust Company, National Association, Fiscal Agent, relating to the $100,000,000 in principal amount of the 5.125% Senior Notes due 2015 (incorporated by reference to Exhibit 99.1 to the MidAmerican Energy Holdings Company Current Report on Form 8-K dated April 18, 2005).

Exhibit No.	Description

4.47	£100,000,000 Facility Agreement, dated April 4, 2005 among CE Electric UK Funding Company, the subsidiaries of CE Electric UK Funding Company listed in Part 1 of Schedule 1, Lloyds TSB Bank plc and The Royal Bank of Scotland plc (incorporated by reference to Exhibit 99.1 to the MidAmerican Energy Holdings Company Current Report on Form 8-K dated April 20, 2005).
4.48	Trust Deed dated May 5, 2005 among Northern Electric Finance plc, Northern Electric Distribution Limited, Ambac Assurance UK Limited and HSBC Trustee (C.I.) Limited (incorporated by reference to Exhibit 99.1 to the MidAmerican Energy Holdings Company Quarterly Report on Form 10-Q for the quarter ended March 31, 2005).
4.49	Reimbursement and Indemnity Agreement dated May 5, 2005 among Northern Electric Finance plc, Northern Electric Distribution Limited and Ambac Assurance UK Limited (incorporated by reference to Exhibit 99.2 to the MidAmerican Energy Holdings Company Quarterly Report on Form 10-Q for the quarter ended March 31, 2005).
4.50	Trust Deed, dated May 5, 2005 among Yorkshire Electricity Distribution plc, Ambac Assurance UK Limited and HSBC Trustee (C.I.) Limited (incorporated by reference to Exhibit 99.3 to the MidAmerican Energy Holdings Company Quarterly Report on Form 10-Q for the quarter ended March 31, 2005).
4.51	Reimbursement and Indemnity Agreement, dated May 5, 2005 between Yorkshire Electricity Distribution plc and Ambac Assurance UK Limited (incorporated by reference to Exhibit 99.4 to the MidAmerican Energy Holdings Company Quarterly Report on Form 10-Q for the quarter ended March 31, 2005).
4.52	Supplemental Trust Deed, dated May 5, 2005 among CE Electric UK Funding Company, Ambac Assurance UK Limited and The Law Debenture Trust Corporation plc (incorporated by reference to Exhibit 99.5 to the MidAmerican Energy Holdings Company Quarterly Report on Form 10-Q for the quarter ended March 31, 2005).
4.53	Second Supplemental Agreement to Insurance and Indemnity Agreement, dated May 5, 2005 by and between CE Electric UK Funding Company and Ambac Assurance UK Limited (incorporated by reference to Exhibit 99.6 to the MidAmerican Energy Holdings Company Quarterly Report on Form 10-Q for the quarter ended March 31, 2005).
4.54	Amended and Restated Credit Agreement, dated as of July 6, 2006, among MidAmerican Energy Company, the Lending Institutions party thereto, as Banks, Union Bank of California, N.A., as Syndication Agent, JPMorgan Chase Bank, N.A., as Administrative Agent, and The Royal Bank of Scotland plc, ABN AMRO Bank N.V. and BNP Paribas as Co-Documentation Agents (incorporated by reference to Exhibit 10.1 to the MidAmerican Energy Company Quarterly Report on Form 10-Q for the quarter ended June 30, 2006).
4.55	First Amendment, dated as of April 15, 2009, to the Amended and Restated Credit Agreement, dated as of July 6, 2006, by and among MidAmerican Energy Company, the Lending Institutions party thereto, as banks, Union Bank of California, N.A., as Syndication Agent, JPMorgan Chase Bank, N.A., as Administrative Agent, and The Royal Bank of Scotland plc, ABN AMRO Bank N.V. and BNP Paribas as Co-Documentation Agents (incorporated by reference to Exhibit 10.1 to the MidAmerican Energy Company Quarterly Report on Form 10-Q for the quarter ended March 31, 2009).
4.56	Shareholders Agreement, dated as of March 14, 2000 (incorporated by reference to Exhibit 4.19 to the MidAmerican Energy Holdings Company Registration Statement No. 333-101699 dated December 6, 2002).
4.57	Amendment No. 1 to Shareholders Agreement, dated December 7, 2005 (incorporated by reference to Exhibit 4.17 to the MidAmerican Energy Holdings Company Annual Report on Form 10-K for the year ended December 31, 2005).
4.58	Equity Commitment Agreement, dated as of March 1, 2006, by and between Berkshire Hathaway Inc. and MidAmerican Energy Holdings Company (incorporated by reference to Exhibit 10.72 to the MidAmerican Energy Holdings Company Annual Report on Form 10-K for the year ended December 31, 2005).

Exhibit No.	Description

4.59	Fiscal Agency Agreement, dated February 12, 2007, by and between Northern Natural Gas Company and Bank of New York Trust Company, N.A., Fiscal Agent, relating to the $150,000,000 in principal amount of the 5.80% Senior Bonds due 2037 (incorporated by reference to Exhibit 99.1 to the MidAmerican Energy Holdings Company Current Report on Form 8-K dated February 12, 2007).
4.60	Indenture, dated as of October 1, 2006, by and between MidAmerican Energy Company and the Bank of New York Trust Company, N.A., Trustee (incorporated by reference to Exhibit 4.1 to the MidAmerican Energy Company Quarterly Report on Form 10-Q for the quarter ended September 30, 2006).
4.61	First Supplemental Indenture, dated as of October 6, 2006, by and between MidAmerican Energy Company and the Bank of New York Trust Company, N.A., Trustee (incorporated by reference to Exhibit 4.2 to the MidAmerican Energy Company Quarterly Report on Form 10-Q for the quarter ended September 30, 2006).
4.62	Second Supplemental Indenture, dated June 29, 2007, by and between MidAmerican Energy Company and The Bank of New York Trust Company, N.A., Trustee (incorporated by reference to Exhibit 4.1 to the MidAmerican Energy Company Current Report on Form 8-K dated June 29, 2007).
4.63	Third Supplemental Indenture, dated March 25, 2008, by and between MidAmerican Energy Company and The Bank of New York Trust Company, N.A., Trustee, relating to the 5.3% Notes due 2018 (incorporated by reference to Exhibit 4.1 to the MidAmerican Energy Company Current Report on Form 8-K dated March 25, 2008).
4.64	Mortgage and Deed of Trust dated as of January 9, 1989, between PacifiCorp and The Bank of New York Mellon Trust Company, N.A., (formerly known as JP Morgan Chase Bank and The Chase Manhattan Bank), Trustee, incorporated by reference to Exhibit 4-E to PacifiCorp’s Form 8-B, File No. 1-5152, as supplemented and modified by 23 Supplemental Indentures, each incorporated by reference, as follows:

Exhibit	PacifiCorp
Number	File Type	File Date	File Number

(4)(b)	SE	November 2, 1989	33-31861
(4)(a)	8-K	January 9, 1990	1-5152
(4)(a)	8-K	September 11, 1991	1-5152
4(a)	8-K	January 7, 1992	1-5152
4(a)	10-Q	Quarter ended March 31, 1992	1-5152
4(a)	10-Q	Quarter ended September 30, 1992	1-5152
4(a)	8-K	April 1, 1993	1-5152
4(a)	10-Q	Quarter ended September 30, 1993	1-5152
(4)b	10-Q	Quarter ended June 30, 1994	1-5152
(4)b	10-K	Year ended December 31, 1994	1-5152
(4)b	10-K	Year ended December 31, 1995	1-5152
(4)b	10-K	Year ended December 31, 1996	1-5152
(4)b	10-K	Year ended December 31, 1998	1-5152
99(a)	8-K	November 21, 2001	1-5152
4.1	10-Q	Quarter ended June 30, 2003	1-5152
99	8-K	September 8, 2003	1-5152
4	8-K	August 24, 2004	1-5152
4	8-K	June 13, 2005	1-5152
4.2	8-K	August 14, 2006	1-5152
4	8-K	March 14, 2007	1-5152
4.1	8-K	October 3, 2007	1-5152
4.1	8-K	July 17, 2008	1-5152
4.1	8-K	January 8, 2009	1-5152

Exhibit No.	Description

4.65	$700,000,000 Credit Agreement dated as of October 23, 2007 among PacifiCorp, The Banks party thereto, The Royal Bank of Scotland plc, as Syndication Agent, and Union Bank of California, N.A., as Administrative Agent (incorporated by reference to Exhibit 99 to the PacifiCorp Quarterly Report on Form 10-Q for the quarter ended September 30, 2007).
4.66	First Amendment, dated as of April 15, 2009, to the $700,000,000 Credit Agreement dated as of October 23, 2007 among PacifiCorp, The Banks party thereto, The Royal Bank of Scotland plc, as Syndication Agent, and Union Bank of California, N.A., as Administrative Agent (incorporated by reference to Exhibit 10.1 to the PacifiCorp Quarterly Report on Form 10-Q for the quarter ended March 31, 2009)
4.67	$800,000,000 Amended and Restated Credit Agreement dated as of July 6, 2006 among PacifiCorp, The Banks party thereto, The Royal Bank of Scotland plc, as Syndication Agent, and JPMorgan Chase Bank, N.A., as Administrative Agent (incorporated by reference to Exhibit 99 to the PacifiCorp Quarterly Report on Form 10-Q for the quarter ended June 30, 2006).
4.68	First Amendment, dated as of April 15, 2009, to the $800,000,000 Amended and Restated Credit Agreement dated as of July 6, 2006 among PacifiCorp, The Banks party thereto, The Royal Bank of Scotland plc, as Syndication Agent, and JPMorgan Chase Bank, N.A., as Administrative Agent (incorporated by reference to Exhibit 10.2 to the PacifiCorp Quarterly Report on Form 10-Q for the quarter ended March 31, 2009).
5.1	Opinion of Willkie Farr & Gallagher LLP.*
8.1	Opinion of Willkie Farr & Gallagher LLP with respect to certain tax matters.*
10.1	Amended and Restated Employment Agreement, dated February 25, 2008, by and between MidAmerican Energy Holdings Company and David L. Sokol (incorporated by reference to Exhibit 10.1 to the MidAmerican Energy Holdings Company Annual Report on Form 10-K for the year ended December 31, 2007).
10.2	Non-Qualified Stock Option Agreements of David L. Sokol, dated March 14, 2000 (incorporated by reference to Exhibit 10.3 to the MidAmerican Energy Holdings Company Registration Statement No. 333-101699 dated December 6, 2002) and the related 2000 Stock Option Plan attached as Exhibit A thereto (incorporated by reference to Exhibit 10.3 of MidAmerican Energy Holdings Company’s Registration Statement No. 333-143286 dated May 25, 2007).
10.3	Incremental Profit Sharing Plan, dated February 16, 2009, by and between MidAmerican Energy Holdings Company and David L. Sokol (incorporated by reference to Exhibit 10.3 to the MidAmerican Energy Holdings Company Annual Report on Form 10-K for the year ended December 31, 2008).
10.4	Amended and Restated Employment Agreement, dated February 25, 2008, by and between MidAmerican Energy Holdings Company and Gregory E. Abel (incorporated by reference to Exhibit 10.3 to the MidAmerican Energy Holdings Company Annual Report on Form 10-K for the year ended December 31, 2007).
10.5	Non-Qualified Stock Option Agreements of Gregory E. Abel, dated March 14, 2000 (incorporated by reference to Exhibit 10.5 to the MidAmerican Energy Holdings Company Registration Statement No. 333-101699 dated December 6, 2002) and the related 2000 Stock Option Plan attached as Exhibit A thereto (incorporated by reference to Exhibit 10.5 of MidAmerican Energy Holdings Company’s Registration Statement No. 333-143286 dated May 25, 2007).
10.6	Incremental Profit Sharing Plan, dated February 10, 2009, by and between MidAmerican Energy Holdings Company and Gregory E. Abel (incorporated by reference to Exhibit 10.6 to the MidAmerican Energy Holdings Company Annual Report on Form 10-K for the year ended December 31, 2008).
10.7	Amended and Restated Employment Agreement, dated February 25, 2008, by and between MidAmerican Energy Holdings Company and Patrick J. Goodman (incorporated by reference to Exhibit 10.5 to the MidAmerican Energy Holdings Company Annual Report on Form 10-K for the year ended December 31, 2007).

Exhibit No.	Description

10.8	Amended and Restated Casecnan Project Agreement, dated June 26, 1995, between the National Irrigation Administration and CE Casecnan Water and Energy Company Inc. (incorporated by reference to Exhibit 10.1 to the CE Casecnan Water and Energy Company, Inc. Registration Statement on Form S-4 dated January 25, 1996).
10.9	Supplemental Agreement, dated as of September 29, 2003, by and between CE Casecnan Water and Energy Company, Inc. and the Philippines National Irrigation Administration (incorporated by reference to Exhibit 98.1 to the MidAmerican Energy Holdings Company Current Report on Form 8-K dated October 15, 2003).
10.10	CalEnergy Company, Inc. Voluntary Deferred Compensation Plan, effective December 1, 1997, First Amendment, dated as of August 17, 1999, and Second Amendment effective March 14, 2000 (incorporated by reference to Exhibit 10.50 to the MidAmerican Energy Holdings Company Registration Statement No. 333-101699 dated December 6, 2002).
10.11	MidAmerican Energy Holdings Company Executive Voluntary Deferred Compensation Plan restated effective as of January 1, 2007 (incorporated by reference to Exhibit 10.9 to the MidAmerican Energy Holdings Company Annual Report on Form 10-K for the year ended December 31, 2007).
10.12	MidAmerican Energy Company First Amended and Restated Supplemental Retirement Plan for Designated Officers dated as of May 10, 1999 amended on February 25, 2008 to be effective as of January 1, 2005 (incorporated by reference to Exhibit 10.10 to the MidAmerican Energy Holdings Company Annual Report on Form 10-K for the year ended December 31, 2007).
10.13	MidAmerican Energy Holdings Company Long-Term Incentive Partnership Plan as Amended and Restated January 1, 2007 (incorporated by reference to Exhibit 10.11 to the MidAmerican Energy Holdings Company Annual Report on Form 10-K for the year ended December 31, 2007).
10.14	Summary of Key Terms of Compensation Arrangements with MidAmerican Energy Holdings Company Named Executive Officers and Directors (incorporated by reference to Exhibit 10.14 to the MidAmerican Energy Holdings Company Annual Report on Form 10-K for the year ended December 31, 2008).
10.15	Termination Agreement, dated December 17, 2008, by and among MidAmerican Energy Holdings Company, MEHC Investment, Inc., MEHC Merger Sub, Inc., Constellation Energy Group, Inc., CER Generation II, LLC, Constellation Power Source Generation, Inc. and Electricité De France International, SA (incorporated by reference to Exhibit 2.1 to the MidAmerican Energy Holdings Company Current Report on Form 8-K dated December 17, 2008).
12.1	Computation of Ratios of Earnings to Fixed Charges.
14.1	MidAmerican Energy Holdings Company Code of Ethics for Chief Executive Officer, Chief Financial Officer and Other Covered Officers (incorporated by reference to Exhibit 14.1 to the MidAmerican Energy Holdings Company Annual Report on Form 10-K for the year ended December 31, 2003).
15.1	Awareness Letter of Deloitte & Touche LLP.
21.1	Subsidiaries of the Registrant (incorporated by reference to Exhibit 21.1 to the MidAmerican Energy Holdings Company Annual Report on Form 10-K for the year ended December 31, 2008).
23.1	Consent of Willkie Farr & Gallagher LLP (included in their opinions filed as Exhibits 5.1 and 8.1).*
23.2	Consent of Deloitte & Touche LLP.
24.1	Power of Attorney (included on signature page hereto).
25.1	Statement on Form T-1 of Eligibility of Trustee relating to the 3.15% Senior Notes due 2012.
99.1	Form of Letter of Transmittal relating to the 3.15% Senior Notes due 2012.
99.2	Form of Notice of Guaranteed Delivery relating to the 3.15% Senior Notes due 2012.
99.3	Form of Letter to Clients relating to the 3.15% Senior Notes due 2012.
99.4	Form of Letter to Nominees relating to the 3.15% Senior Notes due 2012.

*	To be filed by amendment